Exhibit 2.1
NOTE: Portions of this Exhibit are the subject of a Confidential Treatment Request by the Registrant to the Securities and Exchange Commission (the “Commission”). Such portions have been redacted and are marked with a “[***]” in the place of the redacted language. The redacted information has been filed separately with the Commission.
MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and among
VALEANT PHARMACEUTICALS INTERNATIONAL,
(a Delaware corporation)
PRINCETON PHARMA HOLDINGS LLC
(a Delaware limited liability company),
and
The Other Parties Named Herein
Dated as of May 3, 2010

Article 1 DEFINITIONS	1

Article 2 PURCHASE AND SALE	12

2.1 Purchase and Sale of the Interests	12
2.2 Purchase Price	12
2.3 Payment of Closing Consideration	12
2.4 PM LLC Class B Membership Interests	13
2.5 Working Capital Adjustment	13
2.6 Milestone Payments	15
2.7 Withholding Rights	18

Article 3 CLOSING; TERMINATION	18

3.1 Location; Date	18
3.2 Deliveries	18
3.3 Termination	20

Article 4 REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES	21

4.1 Organization and Good Standing	21
4.2 Capitalization	21
4.3 Subsidiaries of the Company	23
4.4 Authority and Enforceability	24
4.5 No Conflict; Authorizations	24
4.6 Financial Statements	24
4.7 No Undisclosed Liabilities	25
4.8 Accounts Receivable; Inventory	25
4.9 Taxes	26
4.10 Compliance with Law	28
4.11 Regulatory	28
4.12 Authorizations	31
4.13 Title to Personal Properties	32
4.14 Condition of Tangible Assets	32
4.15 Leased Real Property	32
4.16 Intellectual Property	33
4.17 Absence of Certain Changes or Events	37
4.18 Contracts	38
4.19 Litigation	40
4.20 Employee Benefits	41
4.21 Labor and Employment Matters	44
4.22 Environmental	45
4.23 Related Party Transactions	45
4.24 Insurance	45
4.25 Books and Records	46
4.26 Brokers or Finders	46
4.27 No Illegal Payments	46
4.28 Bank Accounts	47

Article 5 REPRESENTATIONS AND WARRANTIES OF MEMBERS	47

5.1 Organization and Standing; Authority and Binding Effect	47
5.2 Validity of the Transactions	47
5.3 Ownership of Interests	47
5.4 Broker’s or Finder’s Fee	48

Article 6 REPRESENTATIONS AND WARRANTIES OF ACQUIROR	48

6.1 Organization and Good Standing	48
6.2 Authority and Enforceability	48
6.3 No Conflicts; Authorizations	48
6.4 Financial Capability	49
6.5 Brokerage	49
6.6 Condition of the Business	49

Article 7 COVENANTS OF THE SELLER PARTIES	49

7.1 Conduct of Business	49
7.2 Negative Covenants	50
7.3 Access to Information	52
7.4 Consents	52
7.5 Notification of Certain Matters	52
7.6 Exclusivity	52
7.7 Allocation Certificate	53
7.8 CFO Certificate	53
7.9 FIRPTA Certificate	53

Article 8 OTHER COVENANTS	53

8.1 Regulatory Approvals	53
8.2 Public Announcements	55
8.3 Expenses	55
8.4 Further Assurances; Collaboration Letter	55
8.5 Tax Matters	55
8.6 Non-solicitation of Employees	57
8.7 [Intentionally Omitted]	57
8.8 Equitable Remedies	58
8.9 Directors and Officers Indemnification	58
8.10 Employee Matters	58

Article 9 CONDITIONS TO CLOSING	59

9.1 Conditions to Each Party’s Obligation	59
9.2 Conditions to Obligations of Acquiror	59
9.3 Conditions to Obligation of the Seller Parties	60
9.4 Frustration of Closing Conditions	61

Article 10 INDEMNIFICATION	61

10.1 By the Members	61
10.2 By Acquiror	62
10.3 Procedure for Claims	62
10.4 Survival Period	64
10.5 Third Party Claims	65
10.6 No Contribution/Indemnification	65
10.7 Right of Offset	65
10.8 [***]	66

Article 11 MISCELLANEOUS	66

11.1 Notices	66

***	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

- ii -

11.2 Amendments and Waivers	67
11.3 Successors and Assigns	67
11.4 Governing Law; Venue	67
11.5 Counterparts	68
11.6 Third Party Beneficiaries	68
11.7 Entire Agreement	68
11.8 Captions	68
11.9 Severability	68
11.10 Specific Performance	68
11.11 Waiver of Jury Trial	68
11.12 Disclosure Schedule	69
11.13 Member Representative	69
11.14 General Release	70
11.15 Interpretation	70

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

- iii -

MEMBERSHIP INTEREST PURCHASE AGREEMENT
     THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (“Agreement”), dated as of May 3, 2010, is by and among Valeant Pharmaceuticals International, a Delaware corporation (“Acquiror”), Princeton Pharma Holdings LLC, a Delaware limited liability company (the “Company”), those Persons listed on Schedule A hereto (individually, each a “Member” and collectively, the “Members” and, the Members collectively with the Company, the “Seller Parties”).
RECITALS:
     WHEREAS, the Members, including Princeton Management LLC, a Delaware limited liability company (“PM LLC”), are the owners of all of the issued and outstanding Class A Membership Interests, Class B Membership Interests and Class C Membership Interests of the Company (collectively, the “Interests”), which are all of the issued and outstanding equity interests of the Company;
     WHEREAS, the Members desire to sell to Acquiror, and Acquiror desires to purchase from the Members, all of the Interests upon the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, contemporaneous with the execution hereof, as a material inducement for Acquiror to enter into this Agreement, Acquiror and Michael Wells (“Wells”) have executed a separate letter agreement pursuant to which Wells has agreed to be bound by certain covenants and provide certain services to the Acquiror after Closing (the “Wells Letter Agreement”).
     NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE 1
DEFINITIONS
For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below.
     “Acquired Companies” means the Company and each of its Subsidiaries.
     “Acquiror” is defined in the Preamble.
     “Action” is defined in Section 4.19(a).
     “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person; provided, that, in the case of the Acquired Companies and the Members, the term Affiliate shall not include any affiliated funds, accounts and portfolio companies of a Member in respect of which such Member does not exert day-to-day operational control.
     “Agreement” is defined in the Preamble.
     “Allocation Certificate” is defined in Section 7.7.
     “Annual Net Sales” is defined in Section 2.6(b).

     “Antitrust Laws” is defined in Section 8.1(b).
     “Audited Financial Statements” is defined in Section 4.6(a).
     “Authorization” means any authorization, approval, consent, certificate, license, notification, registration, permit, franchise, waiver, order, right, notification to any Governmental Entity or pursuant to any Law.
     “Balance Sheet” is defined in Section 4.6(b).
     “Balance Sheet Date” is defined in Section 4.6(b).
     “Base Purchase Price” means $318,000,000.
     “Biological Materials” means any tissues, cells, cell lines, organisms, blood samples, genetic material, antibodies and other biological substances, materials, constituents, extracts, progeny, mutants, derivatives or replications thereof or therefrom (including, but not limited to, human- or animal-derived), in each case that are collected, used or sold by any of the Acquired Companies.
     “Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.
     “Cap” is defined in Section 10.3(d).
     “Cash” means all cash and cash equivalents held by the Acquired Companies, determined on a consolidated basis and in accordance with GAAP. For the avoidance of doubt, (a) Cash shall be calculated net of issued but uncleared checks and drafts, and (b) Cash shall include checks and drafts received by the Acquired Companies as of the Closing but not yet deposited as well as amounts credited as available funds to the accounts of the Acquired Companies by the applicable bank(s) as of the Closing.
     “CFO Certificate” is defined in Section 7.8.
     “Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).
     “Claim Notice” is defined in Section 10.3(a).
     “Claim Response” is defined in Section 10.3(a).
     “Closing” is defined in Section 3.1.
     “Closing Date” is defined in Section 3.1.
     “Closing Consideration” is defined in Section 2.3(a).
     “Closing Indebtedness” means all Indebtedness of the Acquired Companies as of the Closing; provided, however that Closing Indebtedness shall not include any of the Acquired Companies’ obligations arising under the Contracts set forth in Schedule 1.1.
     “Closing Working Capital” is defined in Section 2.5(b).

     “Closing Working Capital Statement” is defined in Section 2.5(b).
     “CMS” is defined in Section 4.11(a).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collaboration Agreement Period” is defined in Section 8.11.
     “Company” is defined in the Preamble.
     “Company Activities” means those research, development, testing, including both non-clinical and clinical testing, manufacturing, processing, labeling, packaging, storage, holding, handling, distribution, sale, promotion, marketing, advertising, pricing and reimbursement, and any other activities and services conducted by or on behalf of the Company or its Subsidiaries, including registration of clinical trials and writing of manuscripts, to the extent they are related to either Marketed Products or Pipeline Products.
     “Company Benefit Plans” is defined in Section 4.20(a).
     “Company Equity Compensation Plan” means the Princeton Pharma Holdings LLC Class B Membership Interests Plan.
     “Company Material Adverse Effect” means any change, event, circumstances or effect that, individually or in the aggregate is materially adverse to (i) the financial condition, assets, business, operations or results of operations of the Acquired Companies, taken as a whole or (ii) the ability of the Seller Parties to consummate the Transactions; provided, however, [***]
     “Company Expenses” means the sum of all fees, costs and expenses incurred by or on behalf of Seller Parties in connection with the Transactions for which any Acquired Company is liable, including all legal, accounting, investment banking, Tax, financial advisory and all other fees and expenses of third parties incurred in connection with the negotiation, preparation, execution and effectuation of the Transaction Documents, and the fees, costs and expenses incurred by or behalf of the Acquired Companies in connection with the Contract set forth on Schedule 1.2, including such fees, costs and expenses incurred in connection with the termination of such Contract as contemplated by Section 3.2(a)(i).
     “Company Intellectual Property” is defined in Section 4.16(e).
     “Company Owned Intellectual Property” is defined in Section 4.16(a).
     “Company Registered Items” is defined in Section 4.16(f).
     “Compensation” is defined in Section 8.10.
     “Confidentiality Agreement” is defined in Section 7.3.
     “Consents” means any consents, waivers, assignments and other approvals and actions that are necessary in connection with the transactions contemplated by this Agreement in order to preserve all material rights of, and material benefits to the Company of the Material Contracts.

***	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

     “Continuing Employees” is defined in Section 8.10(a).
     “Contract” means any currently outstanding agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order and purchase order that is legally binding and enforceable against the parties thereto.
     “Coverage Period” is defined in Section 8.9(b).
     “Current Assets” means the aggregate amount of the current assets of the Acquired Companies as of the Closing determined in accordance with GAAP and in a manner consistent with the Company’s customary practices, but excluding (i) the current portion of deferred Tax assets, and (ii) any Cash in excess of $5,000,000.
     “Current Liabilities” means the aggregate amount of the current liabilities of the Acquired Companies as of the Closing determined in accordance with GAAP and in a manner consistent with the Company’s customary practices, excluding (i) the Closing Indebtedness, (ii) the Company Expenses, (iii) accrued interest, and (iv) accrued employee bonuses.
     “D&O Indemnified Party” is defined in Section 8.9(a).
     “Damages” is defined in Section 10.1(a).
     “Distribution” means any and all activities related to the distribution, storing, handling, shipping and communicating with Governmental Entities and third parties in connection therewith.
     “DOJ” is defined in Section 8.1(c).
     “EMEA” means the European Medicines Agency.
     “Environment” means natural resources, including all air, surface water, groundwater, land, including land surface or subsurface.
     “Environmental Action” means any claim, proceeding or other Action brought or threatened under any Environmental Law by any Governmental Entity or otherwise asserting that any Acquired Company has incurred any Liability under any Environmental Law.
     “Environmental Laws” means any and all applicable Laws, judicial or administrative order, consent decree or judgment issued, promulgated or entered into by any Governmental Entity relating to the Environment, worker health and safety, or to hazardous substances.
     “ERISA” is defined in Section 4.20(a).
     “ERISA Affiliate” is defined in Section 4.20(a).
     “Escrow Agent” is defined in Section 2.3(b).
     “Escrow Agreement” is defined in Section 2.3(b).
     “Estimated Closing Working Capital” is defined in Section 2.5(a).
     “Excess Damages” is defined in Section 10.3(c).

     “Exempt Claim” is defined in Section 10.3(d).
     “Expiration Date” means the date that is eighteen (18) months after the Closing Date.
     “Exploit” or “Exploitation” means to make, have made, import, use, sell, offer for sale, or otherwise dispose of, including all discovery, research, development, registration, modification, enhancement, improvement, manufacture, storage, formulation, optimization, importation, exportation, transportation, Distribution, commercialization, promotion and marketing activities related thereto.
     “False Claims Act” is defined in Section 4.10(a).
     “FDA” means the United States Food and Drug Administration.
     “FFDCA” means the U.S. Federal Food, Drug, and Cosmetic Act.
     “Final Working Capital” means the Closing Working Capital (i) as shown in the Closing Working Capital Statement delivered by Acquiror to the Member Representative pursuant to Section 2.5(b), if no Notice of Objection with respect thereto is timely delivered by the Member Representative to Acquiror pursuant to Section 2.5(c); or (ii) if a Notice of Objection is so delivered, (x) as agreed by Acquiror and the Member Representative pursuant to Section 2.5(c) or (y) in the absence of such agreement, as shown in the Independent Expert’s calculation delivered pursuant to Section 2.5(d).
     “Financial Statements” is defined in Section 4.6(a).
     “Finders Agreement” is defined in Section 4.26.
     “FIRPTA Certificate” is defined in Section 7.9.
     “FTC” is defined in Section 8.1(c).
     “GAAP” is defined in Section 4.6(b).
     “Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof.
     “HIPAA” is defined in Section 4.10(a).
     “HITECH Act” is defined in Section 4.10(a).
     “HSR Act” is defined in Section 4.5(b).
     “In-Bound Licenses” is defined in Section 4.16(b).
     “IND” means (a) an Investigational New Drug Application, as defined in the FFDCA, which is required to be approved by the FDA before beginning clinical testing of a product in human subjects, and its equivalent in other countries or regulatory jurisdictions or any successor application or procedure, and (b) all supplements and amendments that may be filed with respect to the foregoing.

     “Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any monetary obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business, (d) any monetary obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property (but excluding trade accounts payable and other accrued current liabilities), (f) any monetary obligations under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.
     “Indemnified Acquiror Party” is defined in Section 10.1.
     “Indemnified Party” is defined in Section 10.2.
     “Indemnified Seller Party” is defined in Section 10.2.
     “Indemnitor” is defined in Section 10.3(a).
     “Indemnity Escrow Amount” means $32,000,000.
     “Indemnity Escrow Funds” is defined in Section 2.3(b).
     “Independent Expert” is defined in Section 2.5(d).
     [***]
     “Intellectual Property” means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, Know-How, source code, product road maps and other proprietary information and materials (“Proprietary Information”); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, firmware, development tools, files, records and data, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof and all media on which any of the foregoing is recorded (collectively, “Software”); (v) domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet (collectively, “Domain Names”); and (vi) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (v) in any country of the world (“Intellectual Property Rights”), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs (“Patents”), all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all trademarks, service marks, trade names and other proprietary indicia (whether or not registered) (“Marks”), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.
     “Interests” is defined in the Recitals.
     “Interim Financial Statements” is defined in Section 4.6(a).

***	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

     “IRS” is defined in Section 4.20(b).
     “JV Agreement” is defined in Section 8.11.
     “Know-How” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data), results and other material, including high-throughput screening, gene expression, genomics, proteomics and other drug discovery and development technology, assays and any other biological methodology, pre-clinical and clinical trial results, manufacturing procedures, test procedures and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all improvements, whether to the foregoing or otherwise, and other discoveries, developments, inventions.
     “Knowledge” of the Seller Parties or any similar phrase means, [***]
     “Labeling” means the Marketed Products and Pipeline Products’ label, packaging and package inserts accompanying such products, and any other written, printed, or graphic materials accompanying such products, including safety data sheets, instructions or guides.
     “Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.
     “Lease” is defined in Section 4.15(c).
     “Leased Real Property” is defined in Section 4.15(a).
     “Liabilities” is defined in Section 4.7(a).
     “Lien” is defined in Section 4.3(a).
     “Liquidated Claim Notice” is defined in Section 10.3(a).
     “Manufacture” and “Manufacturing” means, with respect to a product or compound, the manufacturing, processing, formulating, packaging, labeling, holding and quality control testing of such product or compound.
     “Marketed Products” means Lacrisert (hydroxypropyl cellulose), Timoptic (timolol maleate ophthalmic solution), Timoptic-XE (timolol maleate ophthalmic gel forming solution) and its authorized generic version, and Timpotic in Ocudose (dispenser), Mephyton (phytonadione), Edecrin (ethacrynic acid), Sodium Edecrin (ethacrynate sodium), Cuprimine (penicillamine), Syprine (trientine hydrochloride), Demser (metyrosine), and Lodosyn (Carbidopa).
     “Material Contract” is defined in Section 4.18(b).

***	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

     “Material Personal Properties and Assets” means all of the personal properties and assets owned or leased by any Acquired Company or otherwise used in the businesses of the Company and its Subsidiaries as of the date of this Agreement, with a current fair market value in excess of $100,000 as of the date of this Agreement.
     “Maximum Amount” is defined in Section 8.9(b).
     “Medical Product Regulatory Authority” means any Governmental Entity that is concerned with the safety, efficacy, reliability, manufacture, investigation, sale or marketing of pharmaceuticals, medical products, biologics or biopharmaceuticals, including, without limitation, FDA, the EMEA, and state and local government authorities.
     “Member” is defined in the Preamble.
     “Member Representative” is defined in Section 11.13.
     “Member Representative Certificate” is defined in Section 9.2(a).
     “Milestone” is defined in Section 2.6(a).
     “Milestone Notice Date” is defined in Section 2.6(d).
     “Milestone Payment” is defined in Section 2.6(a).
     “Milestone Products” is defined in Section 2.6(a).
     [***]
     “Net Sales” is defined in Section 2.6(b).
     “NDA” means (a) a New Drug Application, as defined in the FFDCA, which is required to be approved by FDA before the marketing of a product for its FDA-approved intended use, and its equivalent in other countries or regulatory jurisdictions or any successor application or procedure, and (b) all supplements and amendments that may be filed with respect to the foregoing.
     “Nondisclosure Agreements” is defined in Section 4.16(k).
     “Notice of Objection” is defined in Section 2.5(c).
     “Officers Certificate” is defined in Section 9.2(a).
     “Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision entered, issued or rendered by any Governmental Entity.
     “Out-Bound License” is defined in Section 4.16(c).
     “Patient Information” means individually identifiable information pertaining to patients and/or research subjects.

***	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

     “Pension Plan” is defined in Section 4.20(b).
     “Permitted Liens” means (i) liens for current real or personal property Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure obligations to landlords, lessors, or renters under leases or rental agreements made available to Acquiror, (iii) deposits or pledges not material in amount in the aggregate made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, or similar programs mandated by applicable Law, (iv) liens imposed by Law, such as carriers’, materialmen’s, mechanics’, warehousemans’, landlords’ and other like liens incurred in the ordinary course of business with respect to which payment is not due and that do not impair the conduct of the business of the Acquired Companies or the present use of the affected property; and (iv) liens that are immaterial in character, amount, and extent and which do not materially detract from the value or materially interfere with the present use of the properties they affect.
     “Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.
     [***]
     “Pipeline Products” means any drug candidate developed by or on behalf of any Acquired Company, but that has not yet received the marketing approval from FDA.
     “PM LLC” is defined in the Recitals.
     “PM Class B Membership Interests” is defined in Section 4.2(d).
     “PM Equity Compensation Plan” means the Princeton Management LLC Class B Membership Interests Plan.
     “Policies” is defined in Section 4.24(a).
     “Positive Capital Adjustment” is defined in Section 2.5(e).
     “Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date.
     “Pre-Closing Period” means any taxable period or portion thereof that is not a Post-Closing Period and, for the avoidance of doubt, shall include the Closing Date transactions contemplated hereby.
     “Prime Rate” means the prime lending rate as reported in The Wall Street Journal from time to time as the base rate on corporate loans.
     “Proposal” is defined in Section 7.6.
     “Purchase Price” is defined in Section 2.2.
     “Purchase Price Allocation Schedule” is defined in Section 4.2(g).

***	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

     “Regulatory Documentation” means any and all Authorizations relating to Company Activities, including, without limitation, applications, registrations, licenses, authorizations, approvals, non-clinical and clinical study authorization applications or notifications (including all supporting files, writings, data, studies and reports), correspondence to or with any Medical Product Regulatory Authority with respect to the Company Activities (including minutes and official contact reports relating to any communications with any Medical Product Regulatory Authority), and all data contained in any of the foregoing, including all adverse event files and Manufacturing records.
     “Related Parties” is defined in Section 4.23.
     “Releasor” is defined in Section 11.14.
     “Released Claims” is defined in Section 11.14.
     “Released Parties” is defined in Section 11.14.
     “Representatives” is defined in Section 7.3.
     “Resolution of the Final Working Capital” means: (a) if no Notice of Objection is timely delivered by the Member Representative pursuant to Section 2.5(c), the day following the termination of the Review Period; or (B) if a Notice of Objection is so delivered, (x) and the Acquiror and the Member Representative reach an agreement pursuant to Section 2.5(c), then on such date that the parties reach such an agreement, or (y) in the absence of such agreement, on the date when the final decision with respect to the Final Working Capital is delivered by the Independent Expert pursuant to Section 2.5(c).
     “Response Period” is defined in Section 10.3(a).
     “Restricted Period” means the two (2) year period following the Closing Date.
     “Review Period” is defined in Section 2.5(c).
     [***]
     [***]
     “Stipulated Milestone Amount” is defined in Section 2.7(d).
     “Straddle Period” is defined in Section 8.5(b).

***	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

     “Subsidiary” means, with respect to a particular Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person. For purposes hereof, a particular Person shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the manager, managing director, managing member or board, or general partner of such partnership, limited liability company, association or other business entity.
     “Target Working Capital” means $[***].
     “Tax” or “Taxes” means (i) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), escheat or unclaimed property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.
     “Tax Matter” is defined in Section 8.5(f).
     “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Termination Date” is defined in Section 3.3(a)(ii).
     “Threshold Amount” is defined in Section 10.3(d).
     “Transaction Documents” means this Agreement, the Escrow Agreement, and any other certificate, instrument, agreement or document required to be delivered by the parties to this Agreement pursuant to the terms hereof.
     “Transactions” means the purchase and sale of the Interests hereunder and the other transactions contemplated by the Transaction Documents.
     “Unliquidated Claim” is defined in Section 10.3(a).

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     “WARN Act” is defined in Section 4.21(g).
     “Work Product Agreements” is defined in Section 4.16(l).
     “Working Capital” as of any date means the amount equal to the Current Assets minus Current Liabilities of the Acquired Companies determined as set forth in the definitions of such terms.
     “Working Capital Deficit” is defined in Section 2.5(e).
     “Working Capital Escrow Amount” means $[***].
     “Working Capital Escrow Funds” is defined in Section 2.3(b).
     “$” means United States dollars.
ARTICLE 2
PURCHASE AND SALE
     2.1 Purchase and Sale of the Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Acquiror shall purchase from each Member, and each Member shall sell to Acquiror, the number of Interests set forth opposite such Member’s name on Schedule A, which Interests shall be sold to Acquiror free and clear of all Liens and shall, in the aggregate, constitute one hundred percent (100%) of the issued and outstanding equity interests of the Company.
     2.2 Purchase Price. The purchase price for the Interests (the “Purchase Price”), which shall be paid in accordance with Section 2.3 and subject to adjustment in accordance with Section 2.5, shall be equal to the Base Purchase Price, minus the Closing Indebtedness, minus the Company Expenses, plus, to the extent achieved, the Milestone Payments in accordance with Section 2.6.
     2.3 Payment of Closing Consideration.
          (a) At the Closing, Acquiror shall deliver to the Members an aggregate amount in cash equal to the Base Purchase Price, minus:
               (i) the Closing Indebtedness set forth on the CFO Certificate (which will be paid by Acquiror directly to the applicable lenders pursuant to payoff letters from each such lender as contemplated by Section 3.2(a)(ix));
               (ii) the Company Expenses set forth on the CFO Certificate;
               (iii) the Indemnity Escrow Amount; and
               (iv) the Working Capital Escrow Amount;
(such amount, the “Closing Consideration”), by wire transfer of immediately available funds to accounts designated by the Members in writing to Acquiror at least five (5) days prior to the Closing Date, with such payment to be made in accordance with the Allocation Certificate.

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          (b) At the Closing, Acquiror shall deposit the Working Capital Escrow Amount and the Indemnity Escrow Amount in separate accounts with an escrow agent mutually acceptable to Acquiror and the Member Representative (the “Escrow Agent”) as escrow agent under an escrow agreement (the “Escrow Agreement”), in form and substance reasonably satisfactory to Acquiror and the Member Representative, to be entered into at the Closing by Acquiror, the Member Representative and the Escrow Agent. At any time, the amount of cash held by the Escrow Agent related to the Indemnity Escrow Amount, together with any proceeds thereon, shall at such time constitute the “Indemnity Escrow Funds,” and the amount of cash held in a separate account by the Escrow Agent related to the Working Capital Escrow Amount, and any additional amount that may be deposited into escrow with the Escrow Agent pursuant to Section 2.5, together with the proceeds thereof, shall at such time constitute the “Working Capital Escrow Funds.” The Escrow Agreement shall set forth the terms upon which disbursements shall be made by the Escrow Agent and shall provide for the release by the Escrow Agent to the Member Representative for further distribution to the Members in accordance with Section 11.13(g) of [***] the Indemnity Escrow Funds, on the date that is eighteen (18) months after the Closing Date, in each case less the amount of any claims paid from the Indemnity Escrow Funds prior to such date and the amount necessary to cover any pending Claimed Amounts.
     2.4 PM LLC Class B Membership Interests. PM LLC and the other Seller Parties shall take all actions as are necessary and appropriate to fully vest the PM Class B Membership Interests and, prior to the Closing, shall deliver evidence of such vesting that is reasonably satisfactory to Acquiror. Within five (5) Business Days following the Closing, PM LLC shall pay to each holder of PM Class B Membership Interests the Closing Consideration that such holder is entitled to receive as a member of PM LLC, as set forth on the Allocation Certificate.
     2.5 Working Capital Adjustment.
          (a) No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Acquiror an estimated balance sheet as of the Closing Date, which shall include a good faith calculation of the estimated Working Capital as of the Closing (the “Estimated Closing Working Capital”).
               (i) If the Estimated Closing Working Capital is less than the Target Working Capital, the Closing Consideration shall be reduced by the difference between the Target Working Capital and the Estimated Closing Working Capital.
               (ii) If the Estimated Closing Working Capital is greater than the Target Working Capital, the Closing Consideration shall be increased by the difference between the Estimated Closing Working Capital and the Target Working Capital.

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          (b) Within sixty (60) days after the Closing Date, Acquiror will prepare, or cause to be prepared, and deliver to the Member Representative an unaudited statement (the “Closing Working Capital Statement”), which shall set forth Acquiror’s good faith calculation of Working Capital as of the Closing (“Closing Working Capital”). Acquiror shall make available to the Member Representative or any of the Member Representative’s Representatives all relevant books, records, supporting calculations and other items relating to the calculation of the Closing Working Capital that are reasonably requested by the Member Representative or any of its Representatives; and will permit Member Representative or any of the Member Representative’s Representatives access to its financial, accounting and other employees and management personnel who have knowledge of the preparation of the calculation of the Closing Working Capital as may reasonably be requested by the Member Representative or any of its agents or representatives.
          (c) Upon receipt from Acquiror, the Member Representative shall have thirty (30) days to review the Closing Working Capital Statement (the “Review Period”). If the Member Representative disagrees with Acquiror’s computation of Closing Working Capital, the Member Representative may, on or prior to the last day of the Review Period, deliver a notice to Acquiror (the “Notice of Objection”), setting forth the Member Representative’s objections to Acquiror’s calculation of Closing Working Capital. Any Notice of Objection shall specify those items or amounts with which the Member Representative disagrees, together with a reasonably detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth the Member Representative’s calculation of Closing Working Capital based on such objections. To the extent not set forth in the Notice of Objection, the Member Representative shall be deemed, on behalf of all Members, to agree with Acquiror’s calculation of all other items and amounts contained in the Closing Working Capital Statement.
          (d) Unless the Member Representative delivers the Notice of Objection to Acquiror within the Review Period, the Member Representative shall be deemed, on behalf of all Members, to accept Acquiror’s calculation of Closing Working Capital and the Closing Working Capital Statement shall be final, conclusive and binding. If the Member Representative delivers the Notice of Objection to Acquiror within the Review Period, Acquiror and the Member Representative shall, during the thirty (30) days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Closing Working Capital. If, at the end of such period or any mutually agreed extension thereof, Acquiror and the Member Representative are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to a nationally recognized independent accounting firm mutually acceptable to Acquiror and the Member Representative (neither of which will unreasonably withhold consent thereto) (the “Independent Expert”). Acquiror and the Member Representative shall instruct the Independent Expert promptly to review this Section 2.5 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Closing Working Capital set forth in the Closing Working Capital Statement requires adjustment. The Independent Expert shall base its determination solely on written submissions by Acquiror and the Member Representative and not on an independent review. Acquiror and the Member Representative shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. Acquiror and the Member Representative shall request that the Independent Expert deliver to Acquiror and the Member Representative, as promptly as practicable but in no event later than forty-five (45) days after its retention, a report which sets forth its resolution of the disputed items and amounts and its calculation of Closing Working Capital; provided, that in no event shall Closing Working Capital as determined by the Independent Expert be less than Acquiror’s calculation of Closing Working Capital set forth in the Closing Working Capital Statement nor more than the Member Representative’s calculation of Closing Working Capital set forth in the Notice of Objection. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be allocated between Acquiror and the Member Representative based upon the percentage which the portion of the contested amount not awarded to each such Party bears to the amount actually contested by such Party; provided, that the portion allocated to the Member Representative shall be recoverable only from the Working Capital Escrow Fund, and the Member Representative shall not be individually liable therefor. Each of the Acquiror and the Member Representative shall execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert.
          (e) Within three (3) Business Days following the Resolution of the Final Working Capital:
               (i) Acquiror shall be entitled to receive a distribution from the Working Capital Escrow Funds as an adjustment to the Purchase Price, equal to the positive amount, if any, by which Final Working Capital is less than the Estimated Closing Working Capital (“Working Capital Deficit”). The Member Representative and the Acquiror shall promptly execute joint written notice instructing the Escrow Agent to release the Working Capital Deficit, if any, from the Working Capital Escrow Funds. After any distribution pursuant to this Section 2.5(e)(i), to the extent that there are remaining Working Capital Escrow Funds, Acquiror and the Member Representative shall deliver joint written instructions to the Escrow Agent directing that such remaining amount and any proceeds thereon be paid to the Member Representative by wire transfer from the Working Capital Escrow Funds, for further distribution to the Members in accordance with the Allocation Certificate.
               (ii) If the Final Working Capital is more than the Estimated Closing Working Capital (the “Positive Capital Adjustment”), Acquiror and the Member Representative shall deliver joint written instructions to the Escrow Agent directing that the amount of the Working Capital Escrow Amount and any proceeds thereon be paid to the Member Representative by wire transfer from the Working Capital Escrow Funds, for further distribution to the Members in accordance with the Allocation Certificate, and Acquiror shall promptly pay, or cause to be paid, the amount of the Positive Capital Adjustment to the Member Representative for further distribution to the Members in accordance with the Allocation Certificate.
          (f) Any payment made pursuant to this Section 2.5 shall be deemed to be an adjustment to the Purchase Price. Any rights accruing to a party under this Section 2.5 shall be in addition to and independent of the rights to indemnification under ARTICLE 10. Any payments made to any party under this Section 2.5 shall not be subject to the terms of ARTICLE 10.

2.6 Milestone Payments.
          (a) Subject to the terms and conditions of this Agreement, the Members shall be entitled to a milestone payment (each payment as it relates to a particular event for a product, a “Milestone Payment”) upon achievement of each of the following events (each, a “Milestone”) for the products in development listed below (the “Milestone Products”) in the particular amounts specified below:
[***]
          (b) Definitions: For purposes of determining Milestone Payments:
               (i) “Annual Net Sales” means [***].

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               (ii) “API” means an active pharmaceutical ingredient.
               (iii) [***]
               (iv) “Net Sales” means, with respect to each Milestone Product, the net sales in the United States for such Milestone Product, determined in accordance with GAAP and the standard practices of Acquiror.
               (v) [***]
               (vi) [***]
               (vii) [***]
               (viii) [***]
               (ix) [***]
          (c) Milestones Payable Only Once. The Parties understand and agree that, except as otherwise noted in Section 2.6(a) above, each of the Milestone Payments referenced under Section 2.6(a), shall be payable only once, upon the first occurrence of the applicable Milestone, and are subject to the terms and conditions set forth in this Section 2.6.
          (d) [***]. Acquiror shall use, and shall cause the Acquired Companies and their respective Affiliates to use their, commercially reasonable efforts to develop and commercialize each Milestone Product and not to take any action designed to avoid or circumvent payment of any Milestone Payment. [***].
          (e) Reports. At the end of each calendar quarter beginning with the end of the fourth quarter following the Closing, Acquiror shall provide a written report to the Member Representative within thirty (30) days following the end of such quarter specifying [***], and the aggregate Net Sales [***] and the amount of the Milestone Payment, if any, to which the Members are entitled with respect thereto. Any date on which Acquiror is to provide a written report pursuant this Section 2.6(e) is referred to as a “Milestone Notice Date.”
          (f) Payment of Milestone Payments. Subject to Acquiror’s right to offset pursuant to Section 10.7, Acquiror shall cause each Milestone Payment, if any, to be distributed to the Member Representative for further distribution to the Members in accordance with Section 11.13(g) within seven (7) Business Days following a Milestone Notice Date relating thereto.

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          (g) Audit Rights. If the Member Representative desires to audit compliance with this Section 2.6, the Member Representative shall give written notice to Acquiror of its desire to conduct such audit (the “Audit Notice”). Within ten (10) Business Days after Acquiror’s receipt of the Audit Notice, Acquiror shall afford the Member Representative reasonable access, during normal business hours, to the personnel of Acquiror responsible for the Milestone Products (including the financial and accounting personnel responsible for determining Net Sales) and such information in the possession of Acquiror and its Affiliates as may reasonably be requested by the Member Representative for the purposes of determining compliance with Section 2.6.
          (h) [***].
          (i) Tax Treatment of Milestone Payments. The parties acknowledge and agree that Milestone Payments, if any, constitute contingent payments within the meaning of Treasury Regulation Section 1.1275-4 and that a portion of such Milestone Payments may constitute interest pursuant to Sections 1274 and 1275 of the Code and the Treasury Regulations and rulings thereunder, using the applicable discount rate to determine the amount of imputed interest under Section 1274 of the Code.

2.7 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Acquiror, the Acquired Companies, or their agents, as applicable, shall be entitled to deduct and withhold from any amounts required to be paid to the Seller Parties or other Persons pursuant to this Agreement such amounts as Acquiror, the Acquired Companies, or their agents, as applicable, are required to deduct and withhold with respect to the making of such payments under the Code or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld by Acquiror, the Acquired Companies, or their agents, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made, and Acquiror, the Acquired Companies, or their agents, as applicable, shall timely disburse such deducted or withheld amounts to the applicable Tax Authority.
ARTICLE 3
CLOSING; TERMINATION
     3.1 Location; Date. The consummation of the Transactions (the “Closing”) shall be held at the offices of Morgan, Lewis & Bockius LLP in Philadelphia, Pennsylvania on a date which shall be no later than three (3) Business Days after satisfaction or waiver of the conditions set forth in ARTICLE 9 or at such other date and place as may be mutually agreed upon by Acquiror and the Company (the “Closing Date”). The Closing shall be effective for all purposes as of 11:59 p.m. (Eastern Time) on the Closing Date.
     3.2 Deliveries. At the Closing and as a condition to Closing:
          (a) The Company or the Members, as the case may be, shall deliver or cause to be delivered each of the following to Acquiror, unless Acquiror waives the delivery thereof:
               (i) Evidence reasonably satisfactory to Acquiror that the Contract set forth on Schedule 1.2 has been or will be terminated effective as of the Closing with no Liability to Acquiror or the Acquired Companies following the Closing;

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               (ii) Written resignations and releases duly executed by each director and officer of the Acquired Companies, each in form and substance reasonably satisfactory to Acquiror;
               (iii) The Escrow Agreement duly executed by the Member Representative;
               (iv) A certificate of the Secretary of the Company in form and substance reasonably acceptable to Acquiror, certifying as to (A) the authorization of the board of directors of the Company and the Company’s stockholders, if applicable, of the execution, delivery and performance of each of the Transaction Documents and the consummation of the Transactions; (B) the names and the signatures of the Company’s officers authorized to sign the Transactions Documents to which it is a party; and (C) the Company’s Charter Documents, each as in effect immediately prior to the Closing;
               (v) Certificates of good standing, dated not more than five (5) days prior to the date of the Closing, of each Acquired Company certified by the appropriate authority in such Acquired Company’s jurisdiction of formation, and in each jurisdiction in which such Acquired Company is qualified as a foreign corporation;
               (vi) Evidence reasonably satisfactory to Acquiror that any and all agreements between the Company and one or more Members, or by and among the Members with respect to the Interests have been terminated, effective as of immediately prior to the Closing (other than the Charter Documents);
               (vii) Those certificates required by Sections 7.7, 7.8 and 7.9;
               (viii) A duly executed Officer’s Certificate and Member Representative Certificate;
               (ix) Payoff letters from each lender with respect to all Closing Indebtedness, which payoff letters provide for the full and final release of any and all Liens relating to such Closing Indebtedness on the assets of the Company following receipt of the amount set forth in such payoff letters;
               (x) The original minute books and stock books of the Acquired Companies (including those of any applicable predecessors); and
               (xi) Such other documents relating to the Transactions as Acquiror may reasonably request.
          (b) Acquiror shall deliver each of the following to the Seller Parties, unless the Seller Parties waive the delivery thereof:
               (i) The Escrow Agreement executed by Acquiror; and
               (ii) Such other documents relating to the Transactions as the Member Representative may reasonably request.
          (c) At the Closing, Acquiror shall deliver to the Members the Closing Consideration, payable in accordance with Section 2.3(a).

          (d) Acquiror, the Member Representative and the Escrow Agent shall enter into the Escrow Agreement and Acquiror will deposit with the Escrow Agent the Indemnity Escrow Amount and Working Capital Escrow Amount by wire transfer of immediately available funds to the accounts designated by the Escrow Agent in accordance with the Escrow Agreement.
          (e) Acquiror shall pay to each lender identified in the CFO Certificate, on behalf of the Company, the amount of the Closing Indebtedness owed to such lender in accordance with the payment instructions contained therein.
          (f) Acquiror shall pay to each Person identified in the CFO Certificate, on behalf of the Seller Parties, as applicable, the amount of the Company Expenses owed to such Person as of the Closing in accordance with the payment instructions contained therein; provided, however that Acquiror shall pay to the Acquired Companies, as applicable any amounts otherwise payable to a Person owed Company Expenses that are required to be deducted and withheld with respect to payment under any provision of federal, state, local or foreign Tax Law. To the extent that amounts are withheld in accordance with this Section 3.2(f), the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person from whom such amounts were withheld.
     3.3 Termination.
          (a) This Agreement may be terminated on or prior to the Closing Date only as follows:
               (i) by mutual written consent of Acquiror and the Company;
               (ii) at the election of either Acquiror or the Company, if the Closing Date shall not have occurred on or before 5:00 p.m. (Eastern Time) on July 31, 2010 (as such date may be extended as provided herein, the “Termination Date”); provided that no party shall be entitled to terminate this Agreement pursuant to this Section 3.3(a)(ii) if such party’s failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or before such date; provided, further, that either the Company or Acquiror may elect to extend the Termination Date to October 31, 2010 in the event that the condition set forth in Section 9.1(a) has not been satisfied or waived by July 31, 2010;
               (iii) by either Acquiror or the Company if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree or ruling shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 3.3(a)(iii) shall not be available to a party if such order, decree or ruling was primarily due to the failure of such party to perform any of its obligations under this Agreement;
               (iv) by Acquiror if Acquiror is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant, or agreement of the Company or the Members contained in this Agreement such that the conditions set forth in Section 9.2 would not be satisfied and such breach has not been cured within [***] calendar days after written notice thereof to the Company and the Member Representative; provided that no cure period shall be required for a breach which by its nature cannot be cured; or

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                   (v) by the Company if the Company and the Members are not in material breach of their obligations under this Agreement and there has been a material breach of any representation, warranty, covenant, or agreement of Acquiror contained in this Agreement such that the conditions set forth in Section 9.3 would not be satisfied and such breach has not been cured within [***] calendar days after written notice thereof to Acquiror; provided that no cure period shall be required for a breach which by its nature cannot be cured.
          (b) The termination of this Agreement by Acquiror shall be effectuated by the delivery by Acquiror to the Company of a written notice of such termination. The termination of this Agreement by the Company shall be effectuated by the delivery by the Company to Acquiror of a written notice of such termination.
          (c) In the event of the termination of this Agreement pursuant to this Section 3.3, this Agreement shall forthwith become void, and there shall be no Liability on the part of any party hereto (except for Sections 3.3, 8.3 and 11.4 and the Confidentiality Agreement). Notwithstanding the foregoing, in the event that this Agreement is terminated due to a material breach or material failure to fulfill of any of the representations, warranties, covenants or agreements set forth in this Agreement, nothing in this Section 3.3(c) shall be deemed to release any party from any liability for any willful and intentional breach of any of the representations, warranties, covenants or agreements set forth in this Agreement (treating the Seller Parties as a single party) following such termination. This Section 3.3(c) shall not impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
     Except as set forth in the disclosure schedule dated and delivered as of the date hereof by the Seller Parties to Acquiror (the “Seller Disclosure Schedule”) (in accordance with Section 11.12) the Seller Parties represent and warrant to Acquiror as follows:
     4.1 Organization and Good Standing.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for such failures to qualify that could not reasonably be expected to cause, individually or in the aggregate, a Company Material Adverse Effect. Section 4.1(a) of the Seller Disclosure Schedule lists each jurisdiction in which the Company is qualified to do business.
          (b) The Company has complied with and is not in default under its Charter Documents. The Seller Parties have heretofore made available to Acquiror true and complete copies of the Charter Documents of the Company as in effect on the date of this Agreement.

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     4.2 Capitalization.
          (a) The authorized capital of the Company consists of 10,000,000 Interests, of which 4,107,858 units are Class A Membership Interests, 2,500,000 units are Class B Membership Interests and 3,392,142 units are Class C Membership Interests, all of which are issued and outstanding as of the date of this Agreement, and no other Interests are issued or outstanding. All issued and outstanding Interests have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in compliance with all applicable federal and state securities Laws.
          (b) Section 4.2(b) of the Seller Disclosure Schedule contains a true and complete list of the record holders of the Interests and sets forth the name, address on record and number and class of Interests owned by each holder.
          (c) The Company has no Interests reserved for future issuance pursuant to the Company Equity Compensation Plan. The Company does not have any outstanding warrants to purchase shares of the Company’s capital stock. There are no issued or outstanding Interests that are subject to vesting or a repurchase option in favor of the Company.
          (d) Pursuant to the restructuring of the Company in February 2009, the Class B Membership Interests previously held by individual employees of the Company and its Subsidiaries were contributed to PM LLC in exchange for the issuance by PM LLC of Class B membership interests (the “PM Class B Membership Interests”). Section 4.2(d) of the Seller Disclosure Schedule sets forth for each PM Class B Membership Interest that is outstanding as of the date of this Agreement: (i) the name of the holder of such PM Class B Membership Interests; (ii) the date on which such PM Class B Membership Interests were granted; and (iii) the vesting schedule for such PM Class B Membership Interests. The Seller Parties have made available to Acquiror accurate and complete copies of (A) the award agreement, along with any amendments, for the outstanding PM Class B Membership Interests, (B) the Company Equity Compensation Plan and (C) the PM Equity Compensation Plan. All outstanding PM Class B Membership Interests have been duly authorized and validly issued and were issued in compliance with all applicable federal and state securities Laws.
          (e) Except for the Interests outstanding as of the date hereof the Company does not have outstanding securities of any kind. The Company is not a party to any Contract obligating the Company, directly or indirectly, to issue additional securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of the Company.
          (f) None of the Interests were issued, or, to the Knowledge of the Seller Parties as of the date of this Agreement, have been transferred, in violation of, or, other than those arising under the Charter Documents, are subject to, any preemptive rights, rights of first offer or subscription agreements. None of the Seller Parties is a party to any stockholder agreements, voting agreements, voting trusts or any such other similar arrangements with respect to the transfer, voting or other rights associated with its securities, other than the Charter Documents.
          (g) Section 4.2(g) of the Seller Disclosure Schedule contains a true and complete schedule showing (i) the allocation of the Purchase Price (assigning a hypothetical value to the Purchase Price solely for illustrative purposes, as set forth in such Section) among the Members in accordance with the terms and conditions of the Charter Documents of the Company, and (ii) the further allocation of the Purchase Price (assigning a hypothetical value to the Purchase Price solely for illustrative purposes, as set forth in such Section) allocated to PM LLC as a Member to the holders of the PM Class B Membership Interests (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule is in

accordance with the Company’s and PM LLC’s Charter Documents in all respects and shall not violate the rights of (i) any holder of the Interests under the Company’s Charter Documents or any other Contract or (ii) any holder of the PM Class B Membership Interests under the PM LLC Charter Documents or any other Contract.
          (h) The Company has not repurchased or otherwise reacquired any of its securities. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any of its securities. There are no declared or accrued unpaid dividends with respect to any of the Company’s securities except such dividends and accruals provided for in the Company’s Charter Documents.
          (i) Except for the Company Equity Compensation Plan, the PM Equity Compensation Plan and the arrangements set forth in the Charter Documents, the Company does not have outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights.
          (j) The Company does not have outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.
     4.3 Subsidiaries of the Company.
          (a) Section 4.3(a) of the Seller Disclosure Schedule contains a true and correct list of the Subsidiaries of the Company and sets forth with respect to each such Subsidiary the jurisdiction of formation, the authorized and outstanding capital stock of such Subsidiary and the owner(s) of record of such outstanding capital stock. The outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary of the Company free and clear of all liens, claims, charges, security interests, mortgages, pledges, easements, conditional sale or other title retention agreements, defects in title, covenants or other restrictions on the use, voting, transfer or other attributes of ownership (collectively, “Liens”).
          (b) Each Subsidiary of the Company is validly existing and in good standing under the Laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for such failures to qualify that would not reasonably be expected to cause, individually or in the aggregate, a Company Material Adverse Effect.
          (c) Other than the shares of capital stock owned by the Company, no Subsidiary of the Company has outstanding securities of any kind. No Subsidiary of the Company is obligated in any way, directly or indirectly, to issue any additional securities of any such Subsidiary. No Subsidiary of the Company has outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights.
          (d) No Subsidiary of the Company has any outstanding bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.
          (e) Other than the Subsidiaries set forth in Section 4.3(a) of the Seller Disclosure Schedule, no Acquired Company, directly or indirectly, owns any securities or other interest in any corporation, partnership, joint venture or other business association or entity, or to provide funds to or make any investment.
          (f) There are no obligations, contingent or otherwise, of the Company or any Subsidiary of the Company to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any entity.
     4.4 Authority and Enforceability. The Company has the requisite power and authority to enter into each of the Transaction Documents, to perform its obligations under each of the Transaction Documents and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company. Each of the Transaction Documents has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of the Members and the Acquiror, constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.
     4.5 No Conflict; Authorizations.
          (a) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated by this Agreement (in each case, with or without the giving of notice or lapse of time, or both) will not (i) violate the provisions of any Acquired Company’s Charter Documents, (ii) violate or conflict with, in any material respect, or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any Material Contract, (iii) assuming compliance by the Company with the matters referred to in Section 4.5(b), violate or conflict, in any material respects, with any Law, Authorization or Order applicable to any Acquired Company or (iv) result in the creation of any Liens upon any of the assets owned or used by any Acquired Company. Section 4.5(a) of the Seller Disclosure Schedule sets forth all Consents.
          (b) No Authorization or Order, or notice to, any domestic or foreign Governmental Entity, is required to be made or obtained by any Acquired Company at or prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated by this Agreement or compliance by the Company with the provisions hereof and thereof, except for the filing of a notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or similar Laws in foreign jurisdictions, and such customary filings regarding any change of beneficial ownership or similar filings in foreign jurisdictions that would not reasonably be expected to preclude or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement.
     4.6 Financial Statements.
          (a) Section 4.6(a) of the Seller Disclosure Schedule attaches the Company’s consolidated financial statements consisting of the following: (i) the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2007, 2008 and 2009 and the related statements of income and retained earnings, stockholders’ equity and cash flow, for the year then ended (the “Audited Financial Statements”), and (ii) unaudited consolidated financial statements consisting of the balance sheet of the Company and its Subsidiaries as of March 31, 2010 and the related statements of income and cash flow for the three-month period then ended (the “Interim Financial Statements”). The Audited Financial Statements and the Interim Financial Statements are collectively referred to herein as the “Financial Statements”.
          (b) The Financial Statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (“GAAP”), subject, in the case of the Interim Financial Statements, to normal year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if present, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company and its Subsidiaries, and fairly present, in all material respects, the financial condition of the Company and its Subsidiaries, as of the respective dates they were prepared and the results of the operations of the Company and its Subsidiaries for the periods indicated. The consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2009 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” Each of the Company and its Subsidiaries maintains a standard system of accounting established and administered in accordance with GAAP.
          (c) The Company and its Subsidiaries maintain a system of internal control over financial reporting which provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. There are no significant deficiencies or material weaknesses in the design or operation of Company’s internal controls which could adversely affect Company’s ability to record, process, summarize and report financial data. To Knowledge of the Seller Parties, there is and has been no fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls. The Seller Parties have made available to Acquiror, accurate and complete copies of, all formally written descriptions of, and all policies, manuals and other documents promulgating the Company’s material internal controls and procedures.
     4.7 No Undisclosed Liabilities. The Company and its Subsidiaries have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except those (a) in respect of executory obligations, (b) which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (c) which have been incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.
     4.8 Accounts Receivable; Inventory.
          (a) The accounts receivable of the Company and its Subsidiaries as set forth on the Balance Sheet or arising since the date thereof are, to the extent not paid in full by the account debtor prior to the date hereof, valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice. The allowance for collection losses on the Balance Sheet and, with respect to accounts receivable arising since the Balance Sheet Date, the allowance for collection losses shown on the accounting records of the Company and its Subsidiaries, have been determined in accordance with GAAP consistent with past practice.
          (b) The Acquired Companies have good and valid title to all inventory of the Acquired Companies, free and clear of any Liens. All inventory consists of a quality and quantity usable and salable in the ordinary course of business. The quantities of each item of inventory are not excessive and are reasonable in the present circumstances of the Acquired Companies. The Acquired Companies

manage levels, purchase orders, and transfers of inventory to ensure continuity of supply. All work in process and finished goods inventory is free of any material defect or other deficiency. No inventory is held on a consignment basis. Except as may be appropriately reserved on the books and records of the Acquired Companies, none of such inventory that constitutes trade inventory is obsolete and, as of the Closing, each item of inventory on hand or on order will, based upon the current forecasts of the Acquired Companies, be shipped with at least [***] months remaining until its expiry date. None of such inventory that constitutes sample inventory is obsolete and, as of the Closing, each item of inventory will have at least [***] months remaining until its expiry date. The aggregate inventory value for the Marketed Products at each of the Acquired Companies’ wholesalers does not exceed the level of cumulative unit demand at such wholesaler for the previous [***] weeks.
     4.9 Taxes.
          (a) Each of the Acquired Companies has duly and timely filed all material Tax Returns (or extensions thereof) required to have been filed by or with respect to such Acquired Company and will duly and timely file all Tax Returns due between the date hereof and the Closing Date. Each such Tax Return correctly and completely reflects, in all material respects, all liability for Taxes required to be reported thereon under applicable laws and regulations. All material Taxes owed by the Acquired Companies (whether or not shown on any Tax Return) have been timely paid.
          (b) Each of the Acquired Companies has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, customer or other third party and has complied, in all material respects, with all informational reporting and other legal requirements relating to such withholding.
          (c) None of the Acquired Companies is the beneficiary of any extension of time within which to file any Tax Return, nor has any Acquired Company made (or had made on its behalf) any requests for such extensions. None of the Acquired Companies has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.
          (d) Section 4.9(d) of the Seller Disclosure Schedule indicates those Tax Returns that have been audited by a Tax Authority and those Tax Returns for which the Acquired Companies have received notice that it is the subject of audit. Except as set forth in the Seller Disclosure Schedule there is no Action now pending or, to the Knowledge of the Seller Parties, threatened with respect to any Acquired Company in respect of any Tax or any assessment or deficiency. There are no liens for Taxes (other than current Taxes not yet due and payable) upon the assets of the Company. The Company has made available to Acquiror copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any Acquired Company.
          (e) To the Knowledge of the Seller Parties, no claim has been made by an authority in a jurisdiction where any Acquired Company does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns.

***	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

          (f) No Acquired Company has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. The Company is not a “foreign person” within the meaning of Section 1445 of the Code. No Acquired Company has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make payments of (i) any “excess parachute payment” within the meaning of Section 280G of the Code, (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code, or (iii) an excise tax to the recipient of such payments pursuant to Section 4999 of the Code.
          (g) None of the Acquired Companies has been or will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 of the Code (or any comparable provision under state, local or foreign Tax laws) as a result of transactions, events or accounting methods employed prior to the Closing Date. No Acquired Company has received (or is subject to) any ruling from any Taxing Authority, requested any ruling from any Taxing Authority, or has entered into (or is subject to) any agreement with a Taxing Authority. Each of the Acquired Companies has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any comparable provisions of state, local or foreign law.
          (h) Except with respect to the affiliated group of corporations of which the Company is the common parent, as defined in Section 1504 of the Code, no Acquired Company (i) is a party to any Tax allocation or sharing agreement or Tax indemnification agreement, (ii) has ever been a member of an affiliated, consolidated or unitary group, or (iii) has any liability for or obligation to pay Taxes of any other Person under Treas. Reg. 1.1502-6 (or any similar provision of Tax Law), or as transferee or successor, by contract or otherwise. None of the Acquired Companies is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income tax purposes.
          (i) None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) closing agreement as described in Section 7121 (or any corresponding or similar provision of state, local, or foreign Tax law) executed prior to the Closing Date, (iii) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.
          (j) None of the Acquired Companies has consummated, has participated in, or is currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. None of the Acquired Companies has consummated, has participated in, or is currently participating in any transaction which was or is a “listed transaction” or a “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign law.
          (k) The unpaid Taxes of the Acquired Companies (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company in filing its Tax Returns. Since the Balance Sheet Date the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.
          (l) None of the Acquired Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code).
          (m) For purposes of this Section 4.9, any representation relating to a Subsidiary of the Company is applicable only with respect to the period beginning with, and following, the (direct or indirect) acquisition of the Subsidiary by the Company.
     4.10 Compliance with Law. Each of the Acquired Companies has complied in all material respects with each, and is not in material violation of any, applicable Laws to which any Acquired Company or its business, operations, assets or properties is or has been subject, including the FFDCA, the federal anti-kickback statute, set forth at 42. U.S.C. § 1320a-7b(b), the federal “Stark Law,” set forth at 42 U.S.C. § 1395nn, the False Claims Act (31 U.S.C. § 3729 et seq.), and the Health Insurance Portability and Accountability Act of 1996 and implementing regulations promulgated thereunder (45 C.F.R. Parts 160-164) (“HIPAA”), as amended by Subtitle D of the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”), and Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009 (Pub. Law 111-005). No Acquired Company has received written notice regarding, or otherwise acquired Knowledge of, any material violation of, conflict with, or failure on the part of any Acquired Company to comply with, any Laws.
     4.11 Regulatory.
          (a) The Acquired Companies have conducted, and have taken reasonable measures to ensure that their contract research or contract manufacturer companies have conducted the Company Activities in accordance with applicable — good laboratory practices; good clinical practices, including protection of human subjects; current good manufacturing practices, including those applicable to the manufacturing in phase 1 and phase 2 clinical trials; product labeling requirements; promotion and advertising requirements, including good reprint practices and marketing disclosures; reporting of adverse events before and after the marketing approval of a product; pricing and reimbursement requirements, such as those requirements issued by the Centers for Medicare and Medicaid Services (“CMS”) and by the applicable state authorities; and other applicable Laws.
          (b) The Acquired Company has taken reasonable measures to ensure that its products are manufactured, tested, packaged, labeled, held, distributed, and provided in all material respects in accordance with (i) the specifications and standards contained in the relevant Authorization; and (ii) the applicable Laws, rules, regulations and guidelines, including, but not limited to, the applicable requirements of current good clinical practices and current good laboratory practices.
          (c) No Governmental Entity has notified any Acquired Company, and the Seller Parties have no Knowledge, that the conduct of the Company Activities was or is in violation of any applicable Laws or the subject of any investigation. All Marketed Products have received marketing approval from FDA for the indication or indications approved by FDA. During the time the Acquired Companies owned the Marketed Products or Pipeline Products, there has not been, nor is there currently under consideration by any Acquired Company or any Governmental Entity, any recall or corrective action with respect to any product of the Acquired Companies.

          (d) To the Knowledge of the Seller Parties, neither any Acquired Company, nor any of its or their officers, directors, or employees has (i) been disqualified, debarred or voluntarily excluded by the FDA or any other Governmental Entity for any purpose, or received notice of action or threat of action with respect to debarment under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c as amended by the Generic Drug Enforcement Act of 1992, 42 U.S.C. § 1320a-7, 45 C.F.R. Part 76 or any equivalent provisions in any other jurisdiction; (ii) been subject to any other material enforcement action involving the FDA or similar Governmental Entity in any other jurisdiction, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter, and none of the foregoing is pending, asserted, or threatened against same; or (iii) been charged with or convicted under United States federal law for conduct relating to the development or approval, or otherwise relating to the regulation, of any drug product under the Generic Drug Enforcement Act of 1992 or any other applicable Laws.
          (e) The Acquired Companies have made available, or have caused to be made available, all material Regulatory Documentation, Company Know-How and any other data, clinical studies, pre-clinical studies and other Company Know-How in the Company’s or its Subsidiaries’ possession or control regarding or related to any of the Marketed Products, Pipeline Products, or other products or services or its business, and all such Regulatory Documentation and Company Know-How were and are, to the Knowledge of the Seller Parties, true, complete and correct at such time and as of the Closing. Each of the Acquired Companies taken reasonable efforts to prepare, maintain and retain all Regulatory Documentation that is reasonably required to be maintained or reported pursuant to and in accordance with good laboratory and clinical practices and other applicable Laws and all such information is to the Knowledge of the Seller Parties true, complete and correct and what it purports to be.
          (f) Each of the Acquired Companies has taken reasonable measures to ensure that it has conducted, and if still pending is conducting, all pre-clinical and clinical trials in compliance, in all material respects, with (i) all work orders, protocols, specifications, and if necessary, approvals by institutional review boards and similar authorities, (ii) procedures and controls pursuant to standards generally accepted and observed in the pharmaceutical industry, and (iii) all Laws, regulations, orders, guidances, and policies, including those implemented by the FDA or any counterpart Medical Product Regulatory Authorities in any other applicable jurisdiction, including regulations and guidances relating to Manufacture, distribution, clinical trial disclosure (such as registration at www.clinicaltrials.gov as required by federal and state laws), and non-clinical and clinical investigations, pre- and post-marketing adverse drug experience reporting, and all other pre- and post-marketing reporting requirements, as applicable.
          (g) Neither any Acquired Company, nor any of its or their officers, directors, or employees has made any false statements on, or material omissions from, any representations, reports or other submissions, whether oral, written, or electronically delivered, to any customer or to any applicable Medical Product Regulatory Authority or in or from any other records and documentation prepared or maintained to comply with the requirements of any customer or any applicable Medical Product Regulatory Authority relating to the Acquired Companies, the products of any Acquired Company, or any Company Activities (whether in any submission to such Medical Product Regulatory Authority or otherwise). To the Knowledge of the Seller Parties, no Acquired Company, nor any of its or their officers, directors, or employees has committed any act, made any statement or failed to make any statement that would breach the FDA’s policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar Laws, rules, regulations or policies, whether under the jurisdiction of the FDA or any counterpart regulatory authority in any other applicable jurisdiction, and any amendments or other modifications thereto. No Acquired Company, nor any of its or their officers, directors, or employees has received, nor is aware of any basis for the issuance of, any notice to such effect.

          (h) Neither any Acquired Company nor the facilities owned or used by any Acquired Company, are or have been subject to any significant and material adverse inspection, finding of deficiency, finding of non-compliance, regulatory or warning letter, investigation, Section 305 notice, or other compliance or enforcement action, from or by the FDA or any counterpart regulatory authority in any other applicable jurisdiction. To the Knowledge of the Seller Parties, there are no pending or threatened civil, criminal or administrative actions, suits, demands, claims, hearings, investigations, demand letters, proceedings, complaints or requests for information by the FDA or any counterpart regulatory authority related to the Company and its Subsidiaries. To the Knowledge of the Seller Parties there is no act, omission, event, or circumstance that would reasonably be expected to give rise to any such action, suit, demand, claim, hearing, investigation, demand letter, proceeding, complaint or request for information or any such liability. Neither the FDA nor any counterpart regulatory authority has commenced or threatened to initiate any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any currently proposed or ongoing clinical investigation conducted by the Company. No Acquired Company has received any notice or correspondence from any institutional review board or similar authority requiring the termination or suspension or denying approval of a clinical trial conducted by the Acquired Companies pursuant to any of the Material Contracts.
          (i) As required by current good clinical practices and, to the extent applicable, comparable federal, foreign, state and local rules and regulations, the Acquired Companies have taken reasonable measures to retain required source documentation, including case histories, and required records related to receipt, shipment or other disposition of tested product; and have stored required reserve samples or other quantity of tested product.
          (j) As required by current good laboratory practices and corresponding regulations and guidance, and to the extent applicable, comparable federal, foreign, state and local rules and regulations, the Acquired Companies have taken reasonable efforts to ensure that they have in all material respects (i) maintained appropriate facilities; (ii) retained personnel that have education, training, and experience adequate to enable such personnel to perform the assigned functions; (iii) developed and implemented a quality assurance monitoring program to ensure compliance of Company facilities, equipment, personnel, methods, practices, records, and controls; and (iv) adequately maintained protocols, records, reports, data, documentation, and specimens. The Acquired Companies have not conducted, and do not currently conduct, animal clinical studies.
          (k) The Acquired Companies have taken reasonable efforts to ensure that they are and have been in material compliance with all applicable contractual commitments concerning privacy, security, coding, and transaction standards for Patient Information. To the Knowledge of the Seller Parties, any Patient Information obtained by any Acquired Company was so obtained either (i) from the patient in connection with treatment, (ii) from a health care provider for treatment purposes, (iii) in accordance with a valid patient authorization under 45 C.F.R. § 164.508, (iv) pursuant to a waiver of such authorization under 45 C.F.R. § 164.512(i) or (v) as a limited data set pursuant to 45 C.F.R. § 164.514(e).
          (l) No Acquired Company has received any inquiries from any federal, state or other Governmental Entity regarding the handling of Patient Information by an Acquired Company, and no Acquired Company’s policies and practices regarding Patient Information have been rejected by any governmental or non-Governmental Entity or certification organization that has reviewed them, if applicable.
          (m) To the Knowledge of the Seller Parties, there has been no unauthorized acquisition of Patient Information by any Person. The Acquired Companies have implemented and maintain written policies and procedures reasonably designed to protect the privacy and security of Patient Information; to identify and respond to, and notify individuals of, any breaches of security of

Patient Information; and to comply with all applicable Laws, regulations, and contractual commitments concerning Patient Information.
          (n) The Acquired Companies take reasonable efforts to use, store, transfer, convey or dispose of materials related to the Manufacture of Marketed Products and Pipeline Products only in compliance with and pursuant to contracts requiring compliance with all applicable federal or state laws, rules or regulations. To the Knowledge of the Seller Parties, no Acquired Company has transferred any Marketed Product or Pipeline Product or any other product other than pursuant to a written contract obligating the counter-party thereto to use or distribute any such products only in compliance with (i) all applicable Laws, and (ii) any applicable rule or regulation disseminated by an applicable non-governmental regulatory body.
          (o) To the Knowledge of the Seller Parties, no third party has filed, or is preparing to file, with FDA or its counterpart foreign regulatory agency an abbreviated NDA with respect to any of the Acquired Company products, nor is any company conducting studies that would facilitate the filing of an abbreviated NDA for any of the Acquired Company products with FDA or its counterpart foreign regulatory agency.
     4.12 Authorizations.
          (a) Each Acquired Company owns, holds or lawfully uses in the operation of its business all material Authorizations which are necessary for it to conduct its business, including all Company Activities, as currently conducted or for the ownership and use of the assets owned or used by the Company or such Subsidiary in the conduct of its business free and clear of all Liens. Such material Authorizations are valid and in full force and effect and none of such Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement. All such Authorizations are listed in Section 4.12(a) of the Seller Disclosure Schedule.
          (b) No Acquired Company has received written notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Authorization. No Acquired Company is in default, and no Acquired Company has received written notice of any claim of default, with respect to any Authorization.
          (c) No Person other than the Acquired Companies owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which any Acquired Company owns, possesses or uses in the operation of its business as now being conducted.
     4.13 Title to Personal Properties.
          (a) The Company owns or has the right to use all Material Personal Properties and Assets used in and/or necessary for the conduct and operation of the business of the Company following the Closing in the same manner as conducted and operated on the Balance Sheet Date, in the period since the Balance Sheet Date and as currently conducted.
          (b) With respect to the Material Personal Properties and Assets that they purport to own (other than inventory sold in the ordinary course of business since the date thereof), the Company or one of its Subsidiaries has good and valid title to all of such properties and assets, free and clear of all Liens other than Permitted Liens.

          (c) With respect to the Material Personal Properties and Assets that are leased, the Company or one of its Subsidiaries has a valid leasehold interest in such properties and assets and all such leases are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto. No Acquired Company nor, to the Knowledge of the Seller Parties, any other party thereto is in material violation of any of the terms of any such lease.
     4.14 Condition of Tangible Assets. All materials, buildings, plants, leasehold improvements, structures, facilities, equipment and other material items of tangible property and assets which are owned, leased or used by any Acquired Company are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), and are usable in the regular and ordinary course of business.
     4.15 Leased Real Property.
          (a) Section 4.15(a) of the Seller Disclosure Schedule contains a list of all real property and interests in real property leased by any Acquired Company (the “Leased Real Property”). The Leased Real Property listed on Section 4.15(a) of the Seller Disclosure Schedule includes all interests in real property used in the conduct of the businesses and operations of the Company and its Subsidiaries as currently conducted.
          (b) No Acquired Company owns any real property or fee simple interests in real property.
          (c) With respect to Leased Real Property, the Seller Parties have made available to Acquiror a true and complete copy of every lease and sublease pursuant to which the Company or any Subsidiary of the Company is a party or by which any of them is bound (each, a “Lease”). Each Lease is in full force and effect and enforceable in accordance with its terms. No Acquired Company is in default in any material respect under any Lease. The Company or one of its Subsidiaries has peaceful, undisturbed and exclusive possession of the Leased Real Property.
          (d) No Acquired Company has received any written notice from any Governmental Entity or other Person that the Leased Real Property does not comply with all applicable building and zoning codes, deed restrictions, ordinances and rules.
          (e) No Acquired Company has received any written notice advising that a Governmental Entity having the power of eminent domain over the Leased Real Property has commenced to exercise the power of eminent domain or a similar power with respect to all or any part of the Leased Real Property. No Acquired Company has received written notice of any fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Leased Real Property or any other matters which do or may materially adversely effect the current use or occupancy thereof. No Acquired Company has received written notice of any pending or threatened special assessment proceedings affecting any portion of the Leased Real Property.
          (f) No Acquired Company has received any written notice from any Governmental Entity or other Person advising that the Leased Real Property and all present uses and operations of the Leased Real Property do not comply, in all material respects, with all Laws, Authorizations, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Leased Real Property. To the Knowledge of the Seller Parties, the continued use, occupancy and operation of the Leased Real Property as currently used, occupied and operated do not constitute a nonconforming use and are not the subject of a special use permit under any Law.

          (g) Each of the Acquired Companies has good and valid rights of ingress and egress to and from all Leased Real Property from and to the public street systems for all usual street, road and utility purposes.
          (h) No Person other than the Acquired Companies is in possession of any of the Leased Real Property or any portion thereof, and to the Knowledge of the Seller Parties there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than the Acquired Companies of the Company the right of use or occupancy of the Leased Real Property or any portion thereof. To the Knowledge of the Seller Parties, no easement, utility transmission line or water main located on the Leased Real Property adversely affects the use of the Leased Real Property or any improvement on the Leased Real Property.
     4.16 Intellectual Property.
          (a) Section 4.16(a) of the Seller Disclosure Schedule contains a complete and accurate list of (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Intellectual Property that is owned by or filed in the name of the Company and/or one or more of its Subsidiaries (whether exclusively, jointly with another Person or otherwise) (“Company Owned Intellectual Property”); provided that the Seller Disclosure Schedule is not required to list items of Company Owned Intellectual Property which are not registered or the subject of an application for registration. Except as specifically identified and described in the Seller Disclosure Schedule, the Acquired Companies solely and exclusively own the entire right, title and interest to all Company Owned Intellectual Property free and clear of all Liens (other than Permitted Liens).
          (b) Section 4.16(b) of the Seller Disclosure Schedule contains a complete and accurate list of all licenses, sublicenses and other Contracts pursuant to which a third party authorizes any Acquired Company to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party, including the incorporation of any such Intellectual Property into the Acquired Companies’ products and, with respect to each In-Bound License, whether the In-Bound License is exclusive or non-exclusive (“In-Bound Licenses”); provided, however, that the Seller Disclosure Schedule is not required to list In-Bound Licenses that consist of (A) “shrink-wrap” and similar commercially available end user licenses, (B) agreements for contract services between an Acquired Company and other Persons entered into by an Acquired Company in the ordinary course of business and that do not involve amounts in excess of $100,000 for the twelve-month period ended on the date of this Agreement, or (C) any other In-Bound Licenses that are not material to the business of the Acquired Companies and that do not involve amounts in excess of $100,000 for the twelve-month period ended on the date of this Agreement ((A), (B) and (C), collectively, “Non-Scheduled In-Bound Licenses”).
          (c) Section 4.16(c) of the Seller Disclosure Schedule contains a complete and accurate list of all currently in-force licenses, sublicenses and other Contracts pursuant to which any Acquired Company authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Company Owned Intellectual Property or pursuant to which any Acquired Company grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive (“Out-Bound Licenses”); provided, however, that the Seller Disclosure Schedule is not required to list Out-Bound Licenses that consist of (A) agreements for contract services between any Acquired Company and other Persons in the ordinary course of its business and that do not involve amounts in excess of $250,000 for the twelve-month period ended on the date of this Agreement, or (B) any other Out-Bound Licenses that are not material to the business of the Acquired Companies and that do not involve amounts in excess of $250,000 for the twelve-month period ended on the date of this Agreement ((A) and (B) collectively, “Non-Scheduled Out-Bound Licenses”).
          (d) Except as specifically identified and described in Section 4.16(d) of the Seller Disclosure Schedule, the Acquired Companies exclusively own all Marks used in connection with the operation or conduct of the business of the Acquired Companies, including the sale, distribution or provision of any product of the Acquired Companies.
          (e) The Company Owned Intellectual Property, together with the Acquired Companies’ rights under the In-Bound Licenses listed in the Seller Disclosure Schedule and the Non-Scheduled In-Bound Licenses (collectively, the “Company Intellectual Property”), constitutes all the Intellectual Property that, to the Knowledge of the Seller Parties, is used in or necessary for the operation of the Acquired Companies’ businesses as they are currently conducted, including, without limitation with respect to the Pipeline Products, as the Acquired Companies currently propose to develop the Pipeline Product (but for the avoidance of doubt excluding any potential patents and other potential Intellectual Property registrations of the Acquired Companies relating to the Pipeline Products).
          (f) All registration, maintenance and renewal fees related to Patents, Marks, Copyrights and any other certifications, filings or registrations related to Intellectual Property that are owned by any Acquired Company (“Company Registered Items”) that are currently due have been paid and all documents and certificates related to such Company Registered Items have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Items and perfecting Company’s or its Subsidiary’s ownership interests therein. All Company Registered Items are in good standing, held in compliance with all applicable legal requirements and, to the Knowledge of the Seller Parties as of the date of this Agreement, enforceable by the Acquired Companies. To the Knowledge of the Seller Parties as of the date of this Agreement, all Patents that have been issued to any Acquired Company are valid.
          (g) To the Knowledge of the Seller Parties, there are no challenges (or any reasonable basis therefor) with respect to the validity or enforceability of any Company Intellectual Property. The Seller Disclosure Schedule lists the status of any Actions (for the avoidance of doubt, excluding office actions in connection with the prosecution of applications relating to the Company Registered Items) currently pending before the United States Patent and Trademark Office or any other Governmental Entity anywhere in the world related to any of the Company Registered Items, including the due date for any outstanding response by any Acquired Company in such Actions. Except as specifically identified and described in the Seller Disclosure Schedule, there are no actions that are required to be taken by the Acquired Companies within ninety (90) days of the Closing Date with respect to any Company Registered Items, and Acquired Companies have taken steps to assure that all scheduled actions that are required to be taken by the Company within ninety (90) days of the Closing Date with respect to any such Company Registered Items will be taken. Except as specifically identified and described in the Seller Disclosure Schedule, no Acquired Company has taken any action or failed to take any action, in either case, in the twelve (12) months prior to the date of this Agreement, that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Company Registered Items. The Seller Disclosure Schedule lists all previously held Company Registered Items that any Acquired Company has abandoned, cancelled, forfeited or relinquished during the twelve (12) months prior to the date of this Agreement.
          (h) To the Knowledge of the Seller Parties, none of the products or services currently or formerly developed, manufactured, sold, distributed, provided, shipped or licensed, by any Acquired Company, or the Company Pipeline Products, has infringed or infringes upon, has misappropriated or misappropriates or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party.

To the Knowledge of the Seller Parties, no Acquired Company, by conducting its business as currently conducted, or as proposed to be conducted, under current development plans of such Acquired Company with respect to the Pipeline Products, has infringed or infringes upon, has misappropriated or misappropriates or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party.
          (i) During the two years prior to the date of this Agreement, no Acquired Company has received any written communication alleging that any Acquired Company or any of their respective products, services, activities or operations infringe upon, misappropriates or otherwise unlawfully use any Intellectual Property Rights of a third party, nor, to the Knowledge of the Seller Parties, is there any reasonable basis therefor. During the two years prior to the date of this Agreement, no Action has been instituted, or, to the Knowledge of the Seller Parties, threatened, against any Acquired Company relating to any Intellectual Property formerly or currently used by any Acquired Company and none of the Company Owned Intellectual Property (and to the Knowledge of the Seller Parties, no other Company Intellectual Property) is subject to any outstanding Order. During the seven years prior to the date of this Agreement, no Acquired Company has received any formal written opinion of counsel regarding any third party patents.
          (j) To the Knowledge of the Seller Parties, during the two years prior to the date of this Agreement, no Person has infringed or is infringing any Intellectual Property Rights of any Acquired Company or has otherwise misappropriated or is otherwise misappropriating any Company Intellectual Property, including any employee or former employee of any Acquired Company, or has materially breached any license or agreement involving any material Company Intellectual Property. Except as provided in Section 4.16(j) of the Seller Disclosure Schedule, no Acquired Company is party to any in-force agreement granting any third party the right to bring infringement actions with respect to, or otherwise enforce rights with respect to any Company Owned Intellectual Property. Except as provided in Section 4.16(j) of the Seller Disclosure Schedule, no Acquired Company is party to any in-force agreement (other than any Out-Bound License Agreement) which includes a release, covenant not to sue or similar provision pursuant to which any Acquired Company has waived, granted any rights or immunities under, or agreed not to use or enforce any Company Owned Intellectual Property.
          (k) With respect to the Acquired Companies’ Proprietary Information that is material to the business of any Acquired Company, the documentation relating thereto is current, accurate (other than inaccuracies that do not materially affect the value of such Proprietary Information) and sufficient in detail and content to identify and explain it and to allow its full and proper use by individuals reasonably skilled in the relevant arts without reliance on the special knowledge or memory of particular individuals. The Acquired Companies have taken reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by any Acquired Company that is not covered by an issued Patent. Any receipt or use by, or disclosure to, a third party of Proprietary Information owned by any Acquired Company has been pursuant to the terms of binding written confidentiality agreement or other obligation of confidentiality between the Company or such Subsidiary and such third party (“Nondisclosure Agreements”). The Company and its Subsidiaries are, and to the Knowledge of the Seller Parties, all other parties thereto are, in material compliance with the provisions of the Nondisclosure Agreements. The Acquired Companies are in material compliance with the confidentiality terms of all Contracts pursuant to which a third party has disclosed to, or authorized any Acquired Company to use, Proprietary Information owned by such third party.
          (l) All current and former employees, individual consultants and individual contractors (with respect to consultants and contractors, only those who are or were involved in the conception or development of Intellectual Property), of the Acquired Companies have executed and delivered, and to the Knowledge of the Seller Parties are in material compliance with, enforceable agreements regarding the protection of Proprietary Information and providing valid written assignments

(or including a valid written obligation of such employee, consultant or contractor to execute such a written assignment) of all Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for the Company and its Subsidiaries (“Work Product Agreements”). No current or former employee, consultant or contractor or any other Person (except for the owners of in-licensed Company Intellectual Property and except for co-owners of Company Owned Intellectual Property identified in Section 4.16(b) of the Company Disclosure Schedule), has any right, claim or interest to any of the Company Intellectual Property.
          (m) To the Knowledge of the Seller Parties, no employee, consultant or contractor of any Acquired Company has been or is by performing services for the Company or such Subsidiary, in violation of any term of any employment, invention disclosure or assignment, confidentiality, noncompetition agreement or other restrictive covenant or any Order as a result of such employee’s, consultant’s or independent contractor’s employment by the Company or such Subsidiary or any services rendered by such employee, consultant or independent contractor to the Company or such Subsidiary.
          (n) True and complete copies have been provided to Acquiror of all Contracts pursuant to which any Acquired Company has agreed to indemnify a third party against any charge of infringement or misappropriation resulting from the use of any Intellectual Property that has been distributed, sold or licensed by any Acquired Company.
          (o) Except as specifically identified and described in the Seller Disclosure Schedule: (i) the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated by this Agreement (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, result in breach, modification, cancellation, termination, suspension of, the loss or impairment of, or give rise to any right of any third party to terminate, or re-price or otherwise renegotiate any of the Company’s or any of its Subsidiaries’ rights to own any of the Company-Owned Intellectual Property or their respective rights under any material Out-Bound License or material In-Bound License, nor to require the consent of any Governmental Entity or other third party in respect of such Intellectual Property; (ii) each of the Company and its Subsidiaries is in material compliance with, and has not materially breached any term of any Contract referenced in subsection (i); (iii) to the Knowledge of the Seller Parties there is no assertion, claim or threatened claim that Company or any of its Subsidiaries has materially breached any terms or conditions of such Contracts; (iv) to the Knowledge of the Seller Parties, all other parties to such Contracts, are in compliance with, and have not materially breached any term of, such Contracts; and (v) following the Closing Date, the Company and its Subsidiaries will be permitted to exercise all of their respective rights under such Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the obligation to grant any rights in excess of those that would have been granted by the Company or its Subsidiaries had the transactions contemplated by this Agreement not occurred and without the obligation to pay any additional amounts or other consideration other than ongoing fees, royalties or payments which any Acquired Company would have been required to pay had the transactions contemplated by this Agreement not occurred.
          (p) Except as specifically identified and described in the Seller Disclosure Schedule, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Acquiror by operation of law or otherwise (if any) of any contracts or agreements to which any Acquired Company are a party, will result in (i) either the Acquiror’s being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its business (excluding the businesses of the Acquired Companies) contained in an Out-Bound License or an In-Bound License, or (ii) either the Acquiror’s being obligated, under an Out-Bound License or an In-Bound License, to pay any royalties or other material amounts to any third party in excess of those that the Acquired Companies would have been required to pay had the transactions contemplated by this Agreement not occurred.

          (q) The Company and its Subsidiaries use commercially available antivirus software with the intention of protecting Company’s software products from becoming infected by viruses and other harmful code. To the Knowledge of the Seller Parties, the Company’s software products do not contain any computer code that is designed and has the ability to disrupt, disable, harm, distort or otherwise impede the legitimate operations of such software products by or for the Company or its authorized users.
          (r) No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the computer software programs or applications, or any other Intellectual Property owned by any Acquired Company. To the Knowledge of the Seller Parties, except as provided in Section 4.16(r) of the Seller Disclosure Schedule, no current or former employee, and no consultant or independent contractor of an Acquired Company, who was involved in, or who contributed to, the creation or development of any Company Owned Intellectual Property, has performed services for the government, or any university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for any Acquired Company.
     4.17 Absence of Certain Changes or Events. Since the Balance Sheet Date to the date of this Agreement:
          (a) there has not been any Company Material Adverse Effect;
          (b) no Acquired Company has amended or otherwise modified its Charter Documents;
          (c) no Acquired Company has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its securities;
          (d) no Acquired Company has altered any term of any of their respective outstanding securities;
          (e) no Acquired Company has sold, leased, transferred or assigned any property or assets of any Acquired Company, except for the sale of inventory and the grant of Out-Bound Licenses on a non-exclusive basis, in each case other than in the ordinary course of business consistent with past practice;
          (f) no Acquired Company has incurred, assumed or guaranteed Indebtedness, or materially modified the terms of any Indebtedness outstanding as of the Balance Sheet Date in each case other then in the ordinary course of business consistent with past practice;
          (g) no Acquired Company has incurred any material Liability or created or assumed any Lien on any asset, except for Permitted Liens, Liens arising under lease financing arrangements existing as of the Balance Sheet Date and Liens for taxes not yet due and payable with respect to which the Company maintains adequate reserves;
          (h) no Acquired Company has made any material loan, advance or capital contribution to, or investment in, any Person other than travel loans or advances in the ordinary course of business consistent with past practice;

          (i) there has not been any labor dispute, other than individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of any Acquired Company;
          (j) there has not been any material damage, destruction or loss with respect to the property and assets of any Acquired Company, whether or not covered by insurance;
          (k) no Acquired Company has made any material change in accounting practices;
          (l) no Acquired Company has made any Tax election, changed its method of Tax accounting or settled any claim for Taxes; or
          (m) no Acquired Company has agreed, whether in writing or otherwise, to do any of the foregoing.
     4.18 Contracts.
          (a) Section 4.18(a) of the Seller Disclosure Schedule contains a complete and accurate list of each Contract (other than purchase orders) to which any Acquired Company is a party or is subject, or by which any of their assets are bound:
               (i) for the purchase of materials, supplies, goods, services, equipment or other assets and that involves or would reasonably be expected to involve payments by any Acquired Company of $250,000 or more on an annual basis;
               (ii) for the sale by any Acquired Company of materials, supplies, goods, services, equipment or other assets that involves a specified annual minimum dollar sales amount by any Acquired Company of $100,000 or more;
               (iii) that requires any Acquired Company to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;
               (iv) pursuant to which (A) any Acquired Company purchases components for inclusion into its products other than components purchased solely on a purchase order basis or (B) pursuant to which a third party manufactures or assembles products on behalf of any Acquired Company;
               (v) that is an employment, consulting, termination or severance Contract, other than any such Contract that is terminable at-will by any Acquired Company without liability to the Company or such Subsidiary;
               (vi) that is a partnership, joint venture or similar Contract;
               (vii) that is a distribution, dealer, representative or sales agency Contract, which involves or would be reasonably expected to involve aggregate payments to any Acquired Company of more than $100,000;
               (viii) that is a (A) Lease or (B) Contract for the lease of personal property, in either case which provide for payments to or by any Acquired Company in any one case of $100,000 or more than $250,000 over the term of such Lease or Contract;

               (ix) that is otherwise a Material Contract and which also provides for the indemnification by any Acquired Company of any Person, the undertaking by any Acquired Company to be responsible for consequential damages, or the assumption by any Acquired Company of any Tax, environmental or other Liability, other than pursuant to the indemnification provisions set forth in the Company’s Charter Documents and Contracts entered into in the ordinary course of business that do not involve amounts in excess of $100,000;
               (x) with any Governmental Entity;
               (xi) that is a note, debenture, bond, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;
               (xii) for a charitable or political contribution that involved the payment of $50,000 or more by any Acquired Company;
               (xiii) for any future capital expenditure or leasehold improvement in any one case in excess of $100,000, other than arrangements disclosed pursuant to the preceding subparagraph (i);
               (xiv) that restricts or purports to restrict the right of any Acquired Company to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;
               (xv) that is an In-Bound License pursuant to which any Acquired Company made payments of more than $100,000 for the twelve-month period ended on the date of this Agreement;
               (xvi) that is an Out-Bound License pursuant to which any Acquired Company received payments of more than $250,000 for the twelve month period ended on the date of this Agreement;
               (xvii) with any of the top ten (10) customers with the greatest dollar volume of revenue for the Company and Subsidiaries in the years ended December 31, 2008 and December 31, 2009; and
               (xviii) that relates to a material investment in the Company or the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise); and
               (xix) that is otherwise material to the Company and its Subsidiaries as a whole and not previously disclosed pursuant to this Section 4.18.
          (b) Each Contract required to be listed in Section 4.18(a) of the Seller Disclosure Schedule (collectively, the “Material Contracts”) is in full force and effect and valid and enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.
          (c) No customer or supplier under a Material Contract has canceled or otherwise terminated, or, to the Knowledge of the Seller Parties, threatened to cancel or otherwise terminate, its relationship with any Acquired Company. To the Knowledge of the Seller Parties, no Acquired Company has received notice that any such customer or supplier may cancel or otherwise materially and adversely modify its relationship with any Acquired Company or limit its services, supplies or material to such Acquired Company, as a result of the transactions contemplated by this Agreement or otherwise.
          (d) No Acquired Company is, and to the Knowledge of the Seller Parties, no other party thereto is, in default in any material respect in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract, and no Acquired Company has given or received written notice to or from any Person relating to any such alleged or potential default that has not been cured. To the Knowledge of the Seller Parties, no event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract.
          (e) The Seller Parties have made available accurate and complete copies of each Material Contract to Acquiror other than purchase orders in the ordinary course of business that do not contain outstanding obligations of the Acquired Companies.
     4.19 Litigation.
          (a) There is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”) pending or, to the Knowledge of the Seller Parties, threatened (i) against any Acquired Company, or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of the Seller Parties, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. There is no Action against any current or, to the Knowledge of the Seller Parties, former director or employee of any Acquired Company with respect to which any Acquired Company has or is reasonably likely to have an indemnification obligation.
          (b) There is no unsatisfied judgment, penalty, award, decree, injunction, rule or order of any Governmental Entity, court or arbitrator, outstanding or pending against any Acquired Company. There is no Order to which any Acquired Company or any of their respective properties or assets are subject.
     4.20 Employee Benefits.
          (a) Section 4.20(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all Company Benefit Plans. No Acquired Company has any intent or commitment to create any additional Company Benefit Plan or, except as required to comply with applicable Law, amend any Company Benefit Plan. “Company Benefit Plan” means (x) any “employee benefit plan” as defined in Section 3(3) of ERISA, including, without limitation, any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), and (iv) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)), that is maintained or sponsored by any Acquired Company or to which any Acquired Company contributes or for which any Acquired Company otherwise has or may have any Liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate, and (y) any other benefit arrangement, obligation, or practice to provide benefits, other than salary, as compensation for services rendered to one or more present or former employees, directors, trustees, agents, or independent contractors, that is maintained or sponsored by any Acquired Company or to which any Acquired Company contributes or for which any Acquired Company has or may have any Liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate, including, without limitation, stock purchase, stock option, restricted stock, profits interest, partnership interest, phantom equity interest, other equity interest, severance pay, employment agreement, offer letter, consulting agreement, change-in-control, vacation pay, company awards, salary continuation, sick leave, fringe benefit plan or program, plans subject to section 125 of the Code, plan or program subject to section 409A of the Code, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or arrangement. “ERISA Affiliate” means any person that, together with any Acquired Company, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA, and any general partnership of which any Acquired Company is or has been a general partner. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law. For purposes of the following provisions of this Section 4.20, the terms “Acquired Company,” “Company” and “Subsidiaries” includes any ERISA Affiliate.
          (b) Each Company Benefit Plan has been and is currently administered in compliance in all material respects with its constituent documents and with all reporting, disclosure and other requirements of ERISA and the Code applicable to such Company Benefit Plan. Each Company Benefit Plan that is an Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Pension Plan”), has been determined by the Internal Revenue Service (the “IRS”) to be so qualified and exempt from tax under Section 501(a) of the Code, and each such determination remains in effect and has not been revoked. Nothing has occurred with respect to the design or operation of any Pension Plan that could cause the loss of such qualification or exemption or the imposition on the Company, any Subsidiary of the Company, or such Pension Plan of any Liability, lien, penalty or tax under ERISA or the Code, and each Pension Plan has been timely amended to comply with current Law within the period required by such Law. Except for the Pension Plans listed on the Company Disclosure Schedule, no Acquired Company has maintained or contributed to, or has any Liability, contingent or otherwise, with respect to any other Pension Plan.
          (c) No Acquired Company sponsors, maintains or contributes to, and has never sponsored, maintained or contributed to, or had any Liability with respect to, any employee benefit plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. None of the Company Benefit Plans is a Multiemployer Plan. No Acquired Company contributes to, and has never contributed to, or had any other Liability with respect to, a Multiemployer Plan. None of the Company Benefit Plans is a “multiple employer” plan and no Acquired Company participates in or has ever participated in a “multiple employer” plan.
          (d) None of the Company, any Subsidiary of the Company nor any employee, trustee or agent of any Company Benefit Plan has been or is currently engaged in any breach of fiduciary duty under ERISA or prohibited transactions as defined by Section 406 of ERISA or Section 4975 of the Code for which an exemption is not applicable, could subject the Company, any Subsidiary of the Company or any employee, trustee or agent of any Company Benefit Plan to any tax, penalty or Liability under the Code or ERISA, including under Section 4975 of the Code or Section 502 of ERISA.
          (e) With respect to each Company Benefit Plan, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the Knowledge of the Seller Parties, threatened against any Company Benefit Plan, the Company, any Subsidiary of the Company, or any employee, trustee or agent of any Company Benefit Plan. No Company Benefit Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Entity, and no matters are pending with respect to any Company Benefit Plan under any IRS or Department of Labor program.

          (f) True, correct, accurate and complete copies of: (i) each Company Benefit Plan, including amendments thereto; (ii) the most recent annual report on Form 5500 and any attached schedules for each Company Benefit Plan (if any such report was required by applicable Law); (iii) the most recent determination letter issued by the Internal Revenue Service for each Pension Plan; (iv) summary plan descriptions for each Company Benefit Plan; (v) all material notices that were issued within the preceding three years by the IRS, Department of Labor or any other Governmental Entity with respect to a Company Benefit Plan; (vi) all materials describing any corrections made to a Company Benefit Plan under any IRS, Department of Labor or other Governmental Entity correction program; (vii) all current employee manuals or handbooks for the Company and its Subsidiaries; and (viii) any other material document relating to a Company Benefit Plan, have been made available to Acquiror.
          (g) Each Company Benefit Plan that constitutes a “welfare benefit plan,” within the meaning of Section 3(1) of ERISA, and for which contributions are claimed by the Company or any Subsidiary of the Company as deductions under any provision of the Code, is in compliance in all material respects with all applicable requirements pertaining to such deduction. Each Company Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) or group benefit plan, complies, and has complied, in all material respects with all of the requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the applicable provisions of the Social Security Act, the Health Insurance Portability and Accountability Act of 1996, and other applicable Laws. No welfare benefit plan provides health or other benefits after an employee’s or former employee’s retirement or other termination of employment except as required by Section 4980B of the Code.
          (h) Full payment has been made of all amounts which the Company or any Subsidiary of the Company was required to have paid as a contribution to any Company Benefit Plan as of the last day of the most recent fiscal year of each of the Company Benefit Plans ended prior to the date of this Agreement. All monies withheld from employee paychecks with respect to the Company Benefit Plans have been transferred to the appropriate Company Benefit Plan in a timely manner as required by applicable Law. With respect to each Company Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Closing will have been paid on or before the Closing and, as of the Closing, there will be no Liability of the Company or any Subsidiary of the Company under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.
          (i) Each Company Benefit Plan is, and its administration is and has been, in compliance in all material respects with, and none of Company nor any Subsidiary of the Company has received any claim or notice that any such Company Benefit Plan is not in compliance with, its governing documents and the requirements of ERISA, the Code or any other applicable Law. None of the Company or any Subsidiary of the Company is in default in performing any of its contractual obligations under any of the Company Benefit Plans or any related trust agreement or insurance contract. There are no material outstanding Liabilities of any Company Benefit Plan other than Liabilities for benefits to be paid to participants in any Company Benefit Plan and their beneficiaries in accordance with the terms of such Company Benefit Plan.
          (j) Subject to applicable Law and the terms of the Company Benefit Plan, each Company Benefit Plan may be amended, modified, terminated or otherwise discontinued by the Company or a Subsidiary of the Company at any time without Liability to the Company or any Subsidiary of the Company, other than the normal and reasonable administrative fees associated with the termination of benefit plans.

          (k) The consummation of the transactions contemplated by this Agreement will not (either alone or in conjunction with any other event): (i) entitle any current or former director, trustee, employee, agent or independent contractor of any Acquired Company to severance pay, unemployment compensation, change in control payment, or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, trustee, employee, agent or independent contractor, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (iv) result in the payment or series of payments by any Acquired Company to any person of an “excess parachute payment” within the meaning of Section 280G of the Code.
          (l) No employee of any Acquired Company is employed outside of the United States, and no Acquired Company has any Liability with respect to any employee benefit plan or arrangement that is subject to the laws of a jurisdiction outside the United States.
          (m) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance with the requirements of Section 409A of the Code and is in documentary compliance with the requirements of Section 409A of the Code. Any amounts paid or payable pursuant to each Company Benefit Plan subject to Section 409A of the Code is not includible in the gross income of a service provider (within the meaning of Section 409A of the Code) until received by the service provider and is not subject to interest or the additional tax imposed by Section 409A of the Code. The Company is not party to any agreement that would entitle a participant in any such plan to reimbursement for any additional tax under Section 409A of the Code. There are no outstanding options or appreciation rights for equity interests in the Company or any Subsidiary of the Company that are subject to the requirements of Section 409A of the Code.
          (n) Each individual that renders services to the Company who is classified by the Company as (i) an independent contractor or other non employee status, or (ii) an exempt or non-exempt employee, is properly so classified for all purposes, including (w) taxation and Tax reporting, (x) eligibility to participate in the Company Benefit Plans, (y) Fair Labor Standards Act purposes, and (z) applicable Law governing the payment of wages. No individuals are currently providing, or have ever provided, services to any Acquired Company pursuant to a leasing agreement or similar type of arrangement, nor has any Acquired Company entered into any arrangement whereby services will be provided by such individuals.
     4.21 Labor and Employment Matters.
          (a) Section 4.21(a) of the Seller Disclosure Schedule sets forth the following to the extent such information is not included in Section 4.20(a) of the Seller Disclosure Schedule: (i) (A) a list of all directors, employees, contractors and consultants of the Company and its Subsidiaries (including title and position) as of the date hereof, and (B) the base compensation and benefits of each such director, employee, contractor and consultant whose annual base compensation and target bonus exceeds or is expected to exceed $100,000, and (ii) a list of all former directors, employees, contractors and consultants of the Company and each of its Subsidiaries who are receiving benefits or scheduled to receive benefits in the future, and the pension benefit, medical insurance coverage and other benefits of each such director, employee, contractor and consultant. All directors, employees, contractors and consultants of the Company and its Subsidiaries may be terminated by the Company or the relevant Subsidiary at any time with or without cause and without any severance or other Liability to the Company or such Subsidiary.

          (b) Section 4.21(b) of the Seller Disclosure Schedule sets forth a list of all payments that are or will become due and payable as of the Closing Date, including any and all payments that are required to be made as a result of the consummation of the transactions contemplated by this Agreement, to each director, employee, contractor and consultant of the Company and its Subsidiaries.
          (c) No Acquired Company is a party or subject to any labor union or collective bargaining Contract. There have not been and there are not pending or, to the Knowledge of the Seller Parties, threatened, any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of any Acquired Company. There is no unfair labor practice, charge or complaint pending, unresolved or, to the Knowledge of the Seller Parties, threatened before the National Labor Relations Board. To the Knowledge of the Seller Parties, no event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute.
          (d) Each Acquired Company has complied in all material respects with each, and is not in violation of any, applicable Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no violations of any other applicable Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person. Each Acquired Company has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.
          (e) Each Acquired Company has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.
          (f) No Acquired Company is a party to any Contract which restricts any Acquired Company from relocating, closing or terminating any of its operations or facilities or any portion thereof. No Acquired Company has effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) or (ii) a “mass lay-off” (as defined in the WARN Act), in either case affecting any site of employment or facility of any Acquired Company, except in accordance with the WARN Act. The consummation of the transactions contemplated by this Agreement will not create liability for any act by any Acquired Company on or prior to the Closing Date under the WARN Act or any other applicable Law respecting reductions in force or the impact on employees on plant closings or sales of businesses.
          (g) Each of the Acquired Companies is in compliance with the requirements of the Immigration Reform and Control Act of 1986. Section 4.21(g) of the Seller Disclosure Schedule sets forth a true and complete list of all employees working in the United States who are not U.S. citizens or permanent residents and a description of the legal status under which each such employee is permitted to work in the United States. All employees of the Company and its Subsidiaries who are performing services for any Acquired Company in the United States are legally able to work in the United States and will be able to continue to work in the United States following the Closing.
     4.22 Environmental. Each of the Acquired Companies has been, and is currently, in compliance in all material respects with all Environmental Laws. No Acquired Company has received notice alleging that any Acquired Company is not in such compliance with Environmental Laws. There are no past, pending or, to the Knowledge of the Seller Parties, threatened Environmental Actions against or affecting any Acquired Company. No Acquired Company has any Liability under any Environmental Law. The Seller Parties have provided or made available to Acquiror true and complete copies of, or access to, all written environmental assessment materials and reports that have been prepared by or on behalf of any Acquired Company.
     4.23 Related Party Transactions. There are no Contracts of any kind, entered into by any Acquired Company with any current officer, director, member or stockholder (collectively, “Related Parties”) or, to the Knowledge of the Seller Parties, any Affiliate of any of them, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies (including normal merit increases in such compensation in the ordinary course of business) and copies of which have been provided to Acquiror and are listed on Section 4.23 of the Seller Disclosure Schedule, (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment or service, and (c) amounts paid pursuant to Company Benefit Plans of which copies have been provided to Acquiror. No officer or director of any Acquired Company or member of his or her immediate family, or to the Knowledge of the Seller Parties, no Affiliate of any of them or any employee of any Acquired Company, is directly or indirectly interested in any Material Contract.
     4.24 Insurance.
          (a) Section 4.24(a) of the Seller Disclosure Schedule sets forth (i) an accurate and complete list of each insurance policy maintained by any Acquired Company with respect to their respective businesses, properties, assets, directors or employees as of the date of this Agreement (the “Policies”) and (ii) a list of all pending claims and the claims history for the Company and each Subsidiary during the current year and the preceding three years (including with respect to any such insurance policies obtained but not currently maintained). There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.
          (b) Section 4.24(b) of the Seller Disclosure Schedule describes any self insurance arrangement by or affecting any Acquired Company, including any reserves thereunder, and describes the loss experience for all claims that were self insured in the current year and the preceding three years.
          (c) All Policies are issued by an insurer that, to the Knowledge of the Seller Parties, is reputable, are in full force and effect and are enforceable in accordance with their terms and will continue in full force and effect with respect to the Company and its Subsidiaries following the transactions contemplated by this Agreement, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies. To the Knowledge of the Seller Parties, such Policies provide coverage customary for entities engaged in similar lines of business.
          (d) All premiums due under the Policies have been paid in full or have been accrued. No Acquired Company has received a written notice of cancellation of any Policy or of any material changes that are required in the conduct of the business of any Acquired Company as a condition to the continuation of coverage under, or renewal of, any such Policy. There is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy. The Seller Parties have not received written notice of any threatened termination of, or material premium increase with respect to, any Policy and none of such Policies provides for retroactive premium adjustments.
     4.25 Books and Records. The books, records and accounts of the Company and its Subsidiaries are maintained in good faith and, to the Knowledge of the Seller Parties, in accordance with commercially reasonable business practices. No Acquired Company has engaged in any transaction, maintained any bank account or used any of the funds of any Acquired Company other than transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business. The minute books (containing the records of the meetings, or written consents in lieu of such meetings, of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books, and the stock record books of the Company and its Subsidiaries have been maintained in accordance with commercially reasonable business practices. There are no resolutions or other actions of the stockholders, the board of directors or any committee of the board of directors other than as disclosed in the records of the meetings and written consents contained in the minute books or those relating to the approval of this Agreement and the transactions contemplated by this Agreement. At the Closing, all of those books and records will be in the possession of the Company. At the Closing, the Seller Parties will deliver, or cause to be delivered, to Acquiror or its designee all of the minute books of the Company and its Subsidiaries.
     4.26 Brokers or Finders. There is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of any Acquired Company who is entitled to any fee or commission in connection with the Transactions. No claim exists or will exist against the Company, any of its Subsidiaries or, based on any action by any Acquired Company, against Acquiror for payment of any “topping,” “break up” or “bust-up” fee or any similar compensation or payment arrangement as a result of the Transactions.
     4.27 No Illegal Payments. None of the Seller Parties nor any Subsidiary of the Company or, to the Knowledge of the Seller Parties, any Affiliate, officer, agent or employee of any Acquired Company, directly or indirectly, has, on behalf of or with respect to any Acquired Company, (a) made any unlawful domestic or foreign political contributions, (b) made any payment or provided services which were not legal to make or provide and which the maker or provider of such payment or services should reasonably have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, (d) had any material transactions or payments which are not recorded in its accounting books and records, or (e) had any off-book bank or cash accounts or “slush funds.”
     4.28 Bank Accounts. Section 4.28 of the Seller Disclosure Schedule sets forth the name of each bank, safe deposit company or other financial institution in which any Acquired Company has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF MEMBERS
     Each Member, individually and not jointly or jointly and severally, represents and warrants to Acquiror as follows:
     5.1 Organization and Standing; Authority and Binding Effect. To the extent such Member is not a natural person, such Member is a corporation, trust or limited partnership duly formed, validly existing and in good standing under the Laws of such Member’s jurisdiction of formation. Such Member has the full power and authority to sell such Member’s Interests to Acquiror pursuant hereto and to execute, deliver and perform the Transaction Documents to which it is a party and has taken all actions necessary to secure all approvals required in connection therewith. To the extent such Member is not a natural person, the execution, delivery and performance of this Agreement and the consummation of the Transactions will not contravene or violate the Charter Documents of such Member. This Agreement constitutes, and the other Transaction Documents to which such Member is a party will constitute, legal, valid and binding obligations of such Member, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.
     5.2 Validity of the Transactions. Neither the execution and delivery of this Agreement by such Member nor the consummation of the Transactions will (a) contravene or violate any Law or Order which is applicable to such Member, (b) result in a default under, or require the consent or approval of any party to, any Contract to or by which such Member is a party or is bound or affected, or (c) require such Member to notify or obtain any Authorization from any Governmental Entity.
     5.3 Ownership of Interests. Such Member has, and will have at the Closing, good and valid title to the Interests set forth opposite such Member’s name on Schedule A, free and clear of any Liens, and such Member is the sole record and beneficial owner of such Shares. Such Member does not directly or indirectly own any shares of capital stock or other securities of any of the Acquired Companies, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of any Acquired Company, other than the Interests described opposite such Member’s name on Schedule A. Such Member is not a party to, and will not become a party to, any Contract providing for the sale, transfer or other disposition (contingent or otherwise) of the Interests to be sold by such Member to Acquiror in accordance with the terms set forth herein or any interest or any calls, commitments or claims of any other character in respect thereof. Upon completion of the Closing, such Member shall have conveyed to Acquiror good and valid title to all of such Member’s Interests, free and clear of all Liens.
     5.4 Litigation. There is no Action pending or, to the knowledge of such Member, threatened against such Member, that challenges or seeks to prevent, enjoin or otherwise delay the Transactions. To the knowledge of such Member, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
     5.5 Brokers or Finders. There is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of such Member who is entitled to any fee or commission in connection with the Transactions.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF ACQUIROR
     Acquiror represents and warrants to the Company as follows:
     6.1 Organization and Good Standing. Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to be, individually or in the aggregate, material to Acquiror and its Subsidiaries taken as a whole or affect the ability of Acquiror to perform its obligations under this Agreement.
     6.2 Authority and Enforceability. Acquiror has the requisite power and authority to enter into each of the Transaction Documents, to perform its obligations under each of the Transaction Documents and to consummate the Transactions. The execution and delivery of the Transaction

Documents by Acquiror and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Acquiror. Each of the Transaction Documents has been duly executed and delivered by Acquiror and, assuming due authorization, execution and delivery by the Seller Parties, constitute the valid and binding obligations of Acquiror, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.
     6.3 No Conflicts; Authorizations.
          (a) The execution and delivery of this Agreement by Acquiror do not, and the performance by Acquiror of their obligations hereunder and the consummation by Acquiror of the transactions contemplated by this Agreement will not, (i) violate the provisions of any of the Charter Documents of Acquiror, (ii) violate or conflict with, in any material respects, or constitute a default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of right, or require a consent under any material Contract to which Acquiror is a party, (iii) assuming compliance by Acquiror with the matters referred to Section 6.3(b), violate or conflict, in any material respects, with any Law, Authorization or Order applicable to Acquiror, or (iv) result in the creation of any material Liens upon any of the assets owned or used by Acquiror, other than such violations referred to in clauses (i), (ii) and (iii) and such Liens referred to in clause (iv) which would not reasonably be expected, individually or in the aggregate, materially to impair or delay the ability of Acquiror to perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement or to be material to Acquiror and its Subsidiaries taken as a whole.
          (b) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by or with respect to Acquiror in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, except for (i) the filing of a notification and report form by Acquiror under the HSR Act or similar Laws in foreign jurisdictions and (ii) such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain or make which is not and would not reasonably be expected to materially impair the ability of Acquiror to perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement or to be material to Acquiror and its Subsidiaries taken as a whole.
     6.4 Financial Capability. Acquiror (i) has, and at the Closing will have, sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Purchase Price and any expenses incurred by Acquiror in connection with the transactions contemplated by this Agreement, (ii) has, and at and after the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iii) has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such resources and capabilities.
     6.5 Litigation. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror, that challenges or seeks to prevent, enjoin or otherwise delay the Transactions. To the knowledge of Acquiror, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
     6.6 Brokers or Finders. There is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Acquiror who is entitled to any fee or commission in connection with the Transactions.

     6.7 Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Acquiror acknowledges and agrees that neither the Company nor any Person is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company and the Members, as the case may be, in Article 4 and Article 5, respectively (as modified by the Seller Disclosure Schedules), and Acquiror acknowledges and agrees that, except for the representations and warranties contained therein, the assets and the business of the Acquired Companies are being transferred on a “where is” and, as to condition, “as is” basis. Acquiror acknowledges that it has conducted to its satisfaction its own independent investigation of the condition, operations and business of the Acquired Companies and, in making its determination to proceed with the transactions contemplated by this Agreement, Acquiror has relied on the results of its own independent investigation and the representations, warranties, covenants and agreements of the Seller Parties set forth in this Agreement.
ARTICLE 7
COVENANTS OF THE SELLER PARTIES
     7.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date (the “Pre-Closing Period”), except with the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed), the Seller Parties shall, and shall cause each of the Acquired Companies to:
          (a) maintain its corporate existence, pay its debts and taxes when due, pay or perform other obligations when due, and carry on its business in the ordinary course in a manner consistent with past practice and in accordance with the provisions of this Agreement and in compliance with all Laws, Authorizations and Contracts;
          (b) use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization and keep available the services of its present employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it; provided, that the Company is not authorized to, and shall not, make any commitments to any of the foregoing Persons on behalf of Acquiror;
          (c) use its commercially reasonable efforts consistent with past practices and policies to maintain its facilities and assets in the same state of repair order and conditions as they are on the date hereof, reasonable wear and tear excepted;
          (d) maintain its books and records in accordance with past practice, and maintain in full force and effect all material Authorizations and Policies;
          (e) promptly notify Acquiror if, to the Knowledge of the Seller Parties, any Acquired Company receives a written communication from a Governmental Entity outside the ordinary course of business;
          (f) not employ or engage the services of any Person that is debarred or subject to debarment proceedings by the FDA; and
          (g) provide Acquiror on or before the Closing Date with a list of actions that must be taken by any Acquired Company within sixty (60) calendar days immediately following the Closing Date for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Registered Items.

     7.2 Negative Covenants. During the Pre-Closing Period, except with the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed), or as expressly permitted by this Agreement, no Seller Party shall, and shall not permit any Acquired Company to:
          (a) adopt or propose any amendment to the Charter Documents of any Acquired Company;
          (b) unless providing notice in advance to Acquiror, declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to any securities;
          (c) other than as required to comply with applicable Law, (i) issue or authorize for issuance any securities, or (ii) make any change in any issued and outstanding securities, or redeem, purchase or otherwise acquire any securities;
          (d) other than as required pursuant to Sections 7.10 and 7.11 of this Agreement, (i) modify the compensation or benefits payable or to become payable by any Acquired Company to any of its current or former directors, employees, contractors or consultants, or modify any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of any Acquired Company, or (ii) enter into any employment (other than the Employment and Noncompetition Agreements and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at-will”), severance or termination agreement;
          (e) establish, adopt, enter into, amend or terminate any Company Benefit Plan, or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, employees, contractors or consultants of any Acquired Company;
          (f) sell, lease, transfer or assign any material property or material assets of any Acquired Company;
          (g) (i) assume, incur or guarantee any Indebtedness, other than endorsements for collection in the ordinary course of business, or (ii) modify the terms of any existing Indebtedness; provided, that, for the avoidance of doubt, the Acquired Companies shall be entitled to repay existing Indebtedness prior to Closing;
          (h) mortgage, pledge or permit to become subject to Liens (other than Permitted Liens) any properties or assets of any Acquired Company;
          (i) other than travel loans or advances in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person;
          (j) cancel any debts or waive any claims or rights of substantial value;
          (k) except in the ordinary course of business consistent with past practice (i) amend, modify or terminate, or waive, release or assign any rights under, any Material Contract or (ii) enter into any Contract which, if entered into prior to the date hereof, would have been required to be set forth in Section 4.18(a) of the Seller Disclosure Schedule;

          (l) (i) make any capital expenditure, or commit to make any capital expenditure which in any one case exceeds $100,000 or capital expenditures which in the aggregate exceed $250,000, or (ii) except as permitted by clause (i), acquire any assets, properties or rights other than Inventory in the ordinary course of business consistent with past practice (except pursuant to an existing Contract);
          (m) settle or compromise any litigation other than settlements or compromises of litigation where the settlement is limited solely to the release of claims and the monetary payment by any Acquired Company does not exceed $100,000 in the aggregate or $50,000 in any individual case;
          (n) make any filings or registrations, with any Governmental Entity, except routine filings and registrations made in the ordinary course of business;
          (o) be party to (i) any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving any Acquired Company or (ii) any purchase of all or any substantial portion of the assets or securities of any Acquired Company;
          (p) take any actions outside the ordinary course of business;
          (q) make any changes in its accounting methods, principles or practices or any changes its inventory management principles or practices, except as required by Law;
          (r) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, enter into intercompany transactions giving rise to deferred gain or loss of any kind or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any Acquired Company for any period ending after the Closing or decreasing any Tax attribute of any Acquired Company existing as of the Closing;
          (s) except in the ordinary course of business consistent with past practice, enter into any license agreement with any Person to obtain any Intellectual Property; or
          (t) agree, whether in writing or otherwise, to do any of the foregoing.
     7.3 Access to Information. Subject to the terms of the Confidentiality Agreement by and between Acquiror and the Company dated February 19, 2010 (the “Confidentiality Agreement”), and except as prohibited by applicable Law, during the Pre-Closing Period the Company shall, and shall cause its Subsidiaries to, afford to Acquiror’s officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) reasonable access, during normal business hours and upon reasonable advance notice, to all of the Leased Real Property, properties, assets, books and records, Contracts and other documents related to the Acquired Companies as the Acquiror and its Representatives may reasonably request, and shall permit them to consult with each Acquired Company’s officers, employees, accountants, counsel and agents for the purpose of making such investigation of the Acquired Companies as Acquiror shall desire to make. Notwithstanding anything herein to the contrary, no Acquired Company shall be required to disclose information that is subject to attorney-client privilege or the disclosure of which would result in a breach any confidentiality obligations to which the Company or any of the Subsidiaries is bound.

     7.4 Consents. The Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to obtain all Consents; provided that no Indebtedness is required to be repaid, except as otherwise required pursuant to the terms of any applicable loan Contract, and no Contract is required to be amended nor any right thereunder be waived and no money or other consideration is required to be expended in order to obtain any such Consent.
     7.5 Notification of Certain Matters. The Company shall give prompt notice to Acquiror of any fact, event or circumstance known to it that (a) individually or taken together with all other facts, events and circumstances known to it, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (b) would cause or constitute a failure of any condition precedent to Acquiror’s obligations. The Company shall give prompt notice to Acquiror of: (i) any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the Transactions, (ii) any written notice or other written communication received by the Company from any Governmental Entity in connection with the Transactions or (iii) any Actions commenced against any Acquired Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.10 or Section 4.19. The delivery of any notice pursuant to this Section 7.5 shall not be considered an admission that any representation or warranty is untrue or that any covenant has been breached and shall not limit or otherwise affect any remedies available to Acquiror or prevent or cure any misrepresentations, breach of warranty or breach of covenant and disclosure by the Company shall not be deemed to amend or supplement the Seller Disclosure Schedule or constitute an exception to any representation or warranty.
     7.6 Exclusivity. Except with respect to this Agreement and the transactions contemplated hereby, the Seller Parties shall, and shall cause their respective directors and officers, employees not to, and it will not authorize or direct its Affiliates and Representatives to: (a) initiate, knowingly encourage, solicit or seek, directly or indirectly, any inquiries or the making of any proposal or offer (including any proposal or offer to its Members or any of them) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of, all or any substantial portion of the assets or the securities of, any Acquired Company (any such proposal or offer being hereinafter referred to as a “Proposal”); (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any person relating to a Proposal; (c) otherwise facilitate or cooperate in any effort or attempt to make, implement or accept a Proposal; or (d) enter into Contract with any Person relating to a Proposal. The Seller Parties shall promptly (and in any event within one Business Day following the occurrence of such event) notify Acquiror orally and in writing, if any inquiries, proposals or offers related to a Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to a Proposal are sought to be initiated or continued with, it, any of its Subsidiaries or any of their respective directors, officers, employees and Affiliates or, to its Knowledge, any other Representative. Such notice shall disclose the identity of the party making, and the terms and conditions of, any such Proposal, inquiry or request, and shall include a true and complete copy of such Proposal, inquiry or request, if in writing.
     7.7 Allocation Certificate. The Company shall prepare and deliver to Acquiror at the Closing a certificate signed by the Chief Executive Officer of the Company in a form reasonably acceptable to Acquiror certifying as to (a) the capitalization of the Acquired Companies immediately prior to the Closing, and (b) the amount each Member, and each holder of PM Class B Membership Interests, is to receive at Closing pursuant to Section 2.3(a), which amount shall be determined in accordance with the Purchase Price Allocation Schedule and the Charter Documents of the Company and PM LLC (the “Allocation Certificate”).

     7.8 CFO Certificate. The Company shall prepare and deliver to Acquiror prior to the Closing a certificate from the Chief Financial Officer of the Company certifying an attached estimated balance sheet as of the Closing Date which shall include the Estimated Closing Working Capital and certifying as to the amount of Closing Date Indebtedness and Company Expenses as of Closing in a form reasonably satisfactory to Acquiror (the “CFO Certificate”).
     7.9 FIRPTA Certificate. The Company shall prepare and deliver to Acquiror at the Closing a properly executed statement in a form satisfactory to Acquiror, for purposes of satisfying Acquiror’s obligations under Treasury Regulation Section 1.1445-2(c)(3) (the “FIRPTA Certificate”).
     7.10 Termination of 401(k) Plan. Unless otherwise notified by Acquiror at least five (5) Business Days prior to the Closing, the Seller Parties, as applicable, shall prepare and, pursuant to a duly authorized action of its Board, adopt a resolution whereby conditioned upon the Closing and effective immediately prior to the Closing the Pension Plans of the Acquired Companies, as applicable, shall be terminated, and the Seller Parties shall provide evidence of such termination as is reasonably acceptable to Acquiror. In order to effectuate the orderly termination and distribution of the Pension Plans, the Company and each of its Subsidiaries, as applicable, shall take such actions as are necessary and appropriate to evaluate and plan for such termination. If the Pension Plans shall be terminated in the circumstances described in this Section 7.10, all participants and former participants in such plan shall become fully vested in their account balances under the plan to the extent required by law.
     7.11 Termination of Equity Compensation Plans. Unless otherwise notified by Acquiror at least five (5) Business Days prior to the Closing, the Seller Parties shall take all necessary actions to terminate, conditioned upon the Closing and effective immediately prior to the Closing, the equity compensation plans of the Acquired Companies, and provide evidence of such termination as is reasonably acceptable to Acquiror.
ARTICLE 8
OTHER COVENANTS
     8.1 Regulatory Approvals.
          (a) Each of Acquiror and the Company shall promptly apply for, and use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things that are necessary or advisable to consummate and make effective the Transactions, including (i) the use of reasonable best efforts to cause the conditions in ARTICLE 9 to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations, filings and notices and the taking of any and all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
          (b) Without limiting the generality of the foregoing, each of Acquiror and the Company shall within 10 business days, and before the expiration of any relevant legal deadline, make or cause to be made any filing, or where not permitted to make a filing, to initiate contact with the reviewing Governmental Entity, in any jurisdiction, with any Governmental Entity, required in connection with the Transactions and which relate to the HSR Act, which form will include a request for early termination of the applicable waiting period, or any antitrust and competition Laws and foreign investment Laws of all jurisdictions other than those of the United States and any other similar applicable Law (collectively, “Antitrust Laws”). Each of Acquiror and the Company shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission relating to any of the Antitrust Laws.
          (c) Each of Acquiror and the Company shall use reasonable best efforts to obtain promptly any clearance, under any of the Antitrust Laws, such clearance deemed necessary or advisable by the Parties for the consummation of Transactions. Each of Acquiror and the Company shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, the United States Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”) or other Governmental Entity and shall use its reasonable best efforts to comply promptly with any such inquiry or request. No party hereto shall independently participate in any meeting or discussion with any Governmental Entity in respect of any filings, applications, investigations, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which may be limited to outside antitrust counsel only). Acquiror will consult with the Company in connection with the preparation of all written presentations, memoranda, briefs, arguments, opinions, proposals, or other written submissions to any Government Entity that are prepared in connection with obtaining any clearances deemed necessary or advisable by the parties under any of the Antitrust Laws for the consummation of the Transactions. Without limiting the generality of the foregoing, Acquiror agrees to use reasonable best efforts to take any and all reasonable steps necessary to receive regulatory clearance under all applicable Antitrust Laws to close the Transactions, unless the taking of such actions would have (or would reasonably be expected to have) a material adverse effect on the business condition (financial or otherwise) of Acquiror, its Subsidiaries, and the Acquired Companies, taken as a whole. Notwithstanding the foregoing, Acquiror shall not be required to (A) consent to the divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any of its or its Affiliates’ assets or any assets of the Acquired Companies, or (B) consent to any other structural or conduct remedy or enter into any settlement or agree to any Order regarding antitrust matters respecting the transactions contemplated by this Agreement.
          (d) Acquiror and the Company shall instruct their respective counsel to cooperate with each other and use their best efforts to facilitate and expedite the identification and resolution of any issues arising under any of the filings made pursuant to Section 8.1 of this Agreement and to promote the expiration of any applicable waiting period or obtain any antitrust approvals or clearance at the earliest practicable date. Such best efforts and cooperation include counsels’ (i) to keeping each other informed of all material communications from and to personnel of the reviewing Governmental Entity and (ii) conferring with each other regarding appropriate contacts with and response to personnel of any Governmental Entity.
     8.2 Public Announcements. None of the parties hereto shall issue any press release or make any public statement without the prior written consent of Acquiror (in the case of a press release or statement by any of the Seller Parties) or the Member Representative (in the case of a press release or statement by Acquiror). Notwithstanding the foregoing, the Company shall be permitted to disclose the existence of this Agreement to its customers, suppliers and other contacts in connection with the solicitation and procurement of any approvals or Consents in connection with this Agreement. Acquiror shall consult with the Company before issuing any press release or other public statements concerning the Transactions; provided, however, Acquiror shall not be restricted from making any disclosure it reasonably determines is required by Law. Either party may make any disclosure consistent with disclosures previously made pursuant to this Section.

     8.3 Expenses. Each of parties hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Transactions are consummated.
     8.4 Further Assurances. Upon the terms and subject to the conditions hereof each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the Transactions contemplated hereby. Each of the parties hereto shall use their reasonable best efforts to consummate the Transactions as soon as practicable following the date hereof.
     8.5 Tax Matters.
          (a) Tax Periods Ending on or Before the Closing Date. The Member Representative shall prepare, or cause to be prepared, and the Acquiror shall file, or cause to be filed, all Tax Returns of the Acquired Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Member Representative shall permit Acquiror to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall not file any such Tax Return without the consent of Acquiror, which consent shall not be unreasonably withheld, delayed, or conditioned, it being understood that any consent that is withheld as a result of the tax reporting of the amounts required to be paid to the Seller Parties or other Persons pursuant to this Agreement on such Tax Returns shall be considered unreasonable. To the extent not already taken into account in the calculation of either Working Capital or Company Expenses and having already resulted in a reduction to the Purchase Price, the Member Representative (on behalf of the Members) shall pay the amount of the Taxes with respect to such Tax Returns within fifteen (15) Business Days following any demand by Acquiror for such payment. For the avoidance of doubt, the parties acknowledge that the operations of the Acquired Companies shall be included in the consolidated Federal Tax Return of the Acquiror beginning with the day following the Closing Date pursuant to Treas. Reg. 1.1502-76.
          (b) Straddle Periods. Acquiror shall prepare or cause to be prepared in a manner consistent with past practice (except as otherwise required by Law) or file or cause to be filed any Tax Returns of the Acquired Companies for periods which begin before the Closing Date and end after the Closing Date (a “Straddle Period”). The Acquiror shall permit the Member Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall not file any such Tax Return without the consent of the Member Representative, which consent shall not be unreasonably withheld, delayed or conditioned.
               (i) For all purposes of this Agreement, Taxes arising in a Straddle Period shall be allocated among the Pre-Closing Period and Post-Closing Period as follows:
                    (1) In the case of Taxes arising in a Straddle Period, except as provided in subsection (2) below, the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date.
                    (2) In the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Taxes which relates to the Pre-Closing Period shall, in the case of any Taxes other than Taxes based upon or related to income or receipts, or franchise Taxes, or Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Period and the denominator of which is the number of days in the entire Straddle Period.
               (ii) With respect to the Tax Returns required to be filed by Acquiror for Straddle Periods, Acquiror shall deliver, at least ten days prior to the due date for the filing of such Tax Returns (taking into account extensions), to the Member Representative a statement setting forth the amount of Taxes that relate to the Pre-Closing Period and copies of such Tax Returns. The Member Representative (on behalf of the Members) shall pay within five Business Days of the receipt of such statement, the amount of Taxes shown on such statement as attributable to the Pre-Closing Period portion of the relevant Straddle Periods (except to the extent already taken into account in the calculation of either Working Capital or Company Expenses and having already resulted in a reduction to the Purchase Price).
          (c) Cooperation on Tax Matters.
               (i) The parties hereto shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 8.5(c) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
               (ii) Acquiror and the Member Representative shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).
          (d) Refunds. Any Tax refund (including any interest in respect thereof) that is received by the Acquiror or the Acquired Companies and any amounts of overpayments of Tax credited against Tax which Seller Parties or the Acquired Companies otherwise would be or would have been required to pay, in each case, that relates to the Pre-Closing Period shall be for the account of the Members, and Acquiror shall pay over to the Member Representative any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto (as reduced by any Taxes imposed on any of the Acquired Companies as a result of the payment required by this Section 8.5(d)), but only after full offset against any amounts owed by the Members or the Member Representative to the Acquiror pursuant to Section 10.1 or other provision of this Agreement and the expiration of the survival period of all rights of the Acquiror to indemnification pursuant to Section 10.1.
          (e) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest), if any, incurred in connection with this Agreement shall be paid 50% by the Acquiror and 50% by the Seller Parties when due, and Acquiror will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, if any, and, if required by applicable Law, the Member Representative will join in the execution of any such Tax Returns and other documentation.
          (f) Contests. Acquiror shall promptly notify the Member Representative in writing upon receipt by Acquiror or any Affiliate of Acquiror (including the Acquired Companies after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending on or before the Closing Date for which the Seller Parties could reasonably be expected to be liable (any such inquiry, claim, assessment, audit or similar event, a

“Tax Matter”). The Member Representative shall have the authority to represent the interests of the Acquired Companies with respect to any Tax Matter before the IRS, any other taxing authority, any other Governmental Authority or any court and shall have the sole right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter; provided, that the Member Representative shall not enter into any settlement of or otherwise compromise any Tax Matter that materially adversely affects or may materially adversely affect the Tax liability of Acquiror, or the Acquired Companies for any period ending after the Closing Date, including the portion of the Straddle Period that is after the Closing Date, without the prior written consent of Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed. The Member Representative shall keep Acquiror informed with respect to the commencement, status and nature of any Tax Matter. The Member Representative shall, in good faith, allow Acquiror, at Acquiror’s sole expense, to make non-binding comments to Member Representative regarding the conduct of or positions taken in any such proceeding.
     8.6 Non-solicitation of Employees. During the Restricted Period, no Member shall, directly or indirectly, solicit for employment, or hire or offer employment to, (a) any employee of the Acquired Companies whose employment is continued after the Closing Date unless the employment of such employee is terminated prior to such solicitation, or (b) any Person who at any time during the 180-day period prior to the Closing was an employee of an Acquired Company; provided, however, that general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any internet job site and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this Section 8.6.
     8.7 Intentionally Omitted.
     8.8 Equitable Remedies. In the event of any breach or threatened breach by any Member of any of the provisions contained in Sections 8.6, Acquiror shall be entitled to injunctive or other equitable relief, restraining such party from engaging in conduct that would constitute a breach of the obligations of a Member contained in such Section. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of Damages.
     8.9 Directors and Officers Indemnification.
          (a) From and after the Closing Date, Acquiror shall cause the Acquired Companies to fulfill and honor (and Acquiror guarantees that the Company will fulfill and honor) all rights to indemnification or exculpation existing in favor of present and former directors, officers, employees, and agents of Acquired Companies and all other Persons who may presently serve or have served at the Company’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (collectively, the “D&O Indemnified Parties”) in the applicable Charter Documents of the Acquired Companies as in effect on the date hereof and in any indemnification agreements with each person who is a current or former director or officer of the Acquired Companies.
          (b) During the period commencing on the Closing Date and ending on the sixth anniversary of the Closing Date (the “Coverage Period”), Acquiror shall, at its expense, cause the Company to maintain its existing insurance policies’ indemnification provisions (including with respect to advancement of expenses) as of the date hereof with respect to the D&O Indemnified Parties with a coverage and scope at least as beneficial as the current liability insurance coverage; provided, however, that Acquiror and the Company shall not be required to pay annual premiums for such insurance coverage (or for any substitute or “tail” policies) in excess of an amount equal to 250% of the most recently paid annual premium with respect to such insurance (the “Maximum Amount”). In the event any future annual premiums exceed such Maximum Amount, the Company shall be entitled to reduce the amount of coverage to the amount of coverage that can be obtained for a premium equal to such Maximum Amount.
          (c) Acquiror may obtain (or Acquiror may cause the Company to elect) comparable “tail” coverage with regard to any insurance policies of the Company, with the amount of coverage and placement consistent with the level and scope of coverage of the current liability insurance, and such coverage cost shall be at Acquiror’s expense. At or before the Closing Date, with respect to Directors and Officers liability coverage for Company officers and directors in place before giving effect to the Transactions, Acquiror may obtain (or the Company shall obtain) at Acquiror’s expense comparable “tail” coverage for the Coverage Period with regard to any directors and officers insurance policies of the Company, with the amount of coverage and placement consistent with the scope and coverage of the current liability insurance.
          (d) The provisions of this Section 8.9 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs, and their representatives.
     8.10 Employee Matters.
          (a) For a period of one year following the Closing Date, Acquiror shall provide the employees of the Company and any Subsidiary of the Company who are employed by Acquiror or any Affiliate of Acquiror after the Closing Date (“Continuing Employees”) with substantially similar benefits (other than base salary, which base salary shall be substantially the same as such Continuing Employee’s base salary immediately prior to the Closing Date) in the aggregate as those provided to similarly situated employees of Acquiror and its Affiliates (excluding the Company). For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual) under any Acquiror employee benefit plan (other than a defined benefit plan) and to the extent permitted by applicable Law, applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, Acquiror shall provide that the Continuing Employees shall receive service credit under each Acquiror employee benefit plan (other than a defined benefit plan) for their period of service with the Company prior to the Closing, except where doing so would cause a duplication of benefits. Subject to the approval of any insurance carrier, third party provider or the like, Acquiror shall use all commercially reasonable efforts to waive all limitations as to preexisting conditions exclusions (or actively at work or similar limitations), evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any health and welfare plan that such employees may be eligible to participate in after the Closing Date. Following the Closing Date, Continuing Employees shall be considered to be employed by Acquiror or any Affiliate of Acquiror (including the Acquired Companies) “at will” and nothing in this Section 8.10(a) shall be construed to limit the ability of Acquiror or any Affiliate of Acquiror (including the Acquired Companies) to terminate the employment of any such Continuing Employee at any time.
          (b) The provisions of this Section 8.10 are for the benefit of the parties to this Agreement only and shall not be construed to grant any rights, remedies, or benefits, as a third party beneficiary or otherwise, to any person (including any Continuing Employee) who is not a party to this Agreement, nor shall any provisions of this Agreement be deemed to be the adoption of, or an amendment to, any employee benefit, as such term is defined in Section 3(3) of ERISA, or otherwise to limit the right of Acquiror or any of its Affiliates to amend, modify or terminate any such employee benefit plan.
     8.11 Collaboration Agreement. During the period beginning on the date of this Agreement and ending on the earlier of (a) the Termination Date, and (b) the 90th day following the Closing Date (such period, the “Collaboration Agreement Period”), Acquiror and the Member Representative shall use their reasonable best efforts to negotiate toward the establishment of a collaborative agreement consistent with the terms set forth on Schedule 8.11 regarding the development of certain programs of the Company (the “JV Agreement”). Acquiror and the Member Representative acknowledge and agree that the terms included on Schedule 8.11 have been prepared to facilitate the obligation of Acquiror and the Member Representative to use their reasonable best efforts to conduct negotiations towards the establishment of the JV Agreement; provided, however, that if the Acquiror and the Member Representative fail to reach a binding JV Agreement prior to the end of the Collaboration Agreement Period, they may agree to mutually extend the Collaboration Agreement Period for an additional thirty (30) days, [***].
ARTICLE 9
CONDITIONS TO CLOSING
     9.1 Conditions to Each Party’s Obligation. The obligations of Acquiror, the Company and the Members to consummate the Transactions are subject to the satisfaction on or prior to the Closing Date of the following conditions:
          (a) Any waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired and any other approval or clearance under the applicable Antitrust Laws shall have been granted.
          (b) All Authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity required to permit the consummation of the Transactions shall have been obtained or made and shall be in full force and effect.
          (c) No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Transactions shall be issued by any Government Entity of competent jurisdiction and shall be in effect. No Law shall have been enacted which makes the consummation of the Transactions illegal.
     9.2 Conditions to Obligations of Acquiror. The obligations of Acquiror to effect the Transactions are subject to the satisfaction (or waiver by Acquiror in its sole discretion) of the following further conditions:
          (a) Except as set forth below, the representations and warranties of the Seller Parties set forth in this Agreement shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (except that the accuracy of those representations and warranties that address matters only as of a particular date shall be measured as of such date), except that any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 9.2(a) if such inaccuracies (considered individually or collectively) do not have a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties all “Company Material Adverse Effect” and other materiality qualifications limiting the scope of such representations and warranties shall be disregarded; provided further, that notwithstanding the foregoing, the representations and warranties of the Seller Parties set forth in Section 4.2 (Capitalization), Section 4.4 (Authority and Enforceability), Section 5.1 (Organization and Standing; Authority and Binding Effect) and Section 5.3 (Ownership of Interests) that are qualified by materiality (considered collectively and individually) shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, and such representations and warranties that are not so qualified

***	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

(considered collectively and individually) shall have been true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct (or true and correct in all material respects if not qualified as to materiality) as of such earlier date. Each of the Seller Parties shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date in all material respects. Acquiror shall have received (i) a certificate dated the Closing Date and signed by the Chief Executive Officer of the Company, with respect to the representations and warranties and covenants and agreements of the Company, to the foregoing effects (the “Officer’s Certificate”), and (ii) a certificate dated the Closing Date and signed by the Member Representative, with respect to the representations and warranties and covenants and agreements of the Members, to the foregoing effects (the “Member Representative Certificate”).
          (b) There shall not have occurred since the date of this Agreement any event, occurrence or change that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (c) No action, proceeding or litigation brought by any Government Entity of competent jurisdiction shall be pending or threatened before any court or other Governmental Entity seeking to (i) prevent consummation of the Transactions, (ii) affect adversely the right of Acquiror to control the Acquired Companies; or (iii) restrain or prohibit Acquiror’s ownership or operation of all or any material portion of the business or assets of the Acquired Companies, taken as a whole, or compel Acquiror or any of its Subsidiaries or Affiliates to dispose of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Acquiror and its Subsidiaries, taken as a whole. No such Order shall be in effect.
          (d) The Seller Parties shall have delivered to Acquiror duly executed Transaction Documents to which the Seller Parties are a party.
          (e) The Seller Parties shall have made the deliveries contemplated by Section 3.2(a).
     9.3 Conditions to Obligation of the Seller Parties. The obligation of the Seller Parties to effect the Transactions is subject to the satisfaction of the following further conditions (or waiver by the Seller Parties to which the condition relates):
          (a) The representations and warranties of Acquiror set forth in this Agreement that are qualified by materiality (considered collectively and individually) shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, and the representations and warranties that are not so qualified (considered collectively and individually) shall have been true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.
          (b) Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Acquiror by the President or Chief Financial Officer of Acquiror to such effect.

          (c) The Escrow Agreement shall have been duly executed and delivered by Acquiror and the Escrow Agent.
          (d) Acquiror shall have made the deliveries contemplated by Section 3.2(b).
     9.4 Frustration of Closing Conditions. None of the parties hereto may rely on the failure of any condition set forth in this Article 9 to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 8.4 or reasonable best efforts, as required by Section 8.1.
ARTICLE 10
INDEMNIFICATION
     10.1 By the Members. To the extent provided in this ARTICLE 10, following the Closing, the Members, severally and not jointly, shall indemnify Acquiror, and its successors and assigns, and its officers, directors, employees, stockholders, agents, Affiliates (including the Company) and any Person who controls Acquiror within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Acquiror Party”) and hold each Indemnified Acquiror Party harmless from and against:
          (a) any Liabilities, claims, demands, judgments, losses, costs, diminution in value, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Acquiror Party in connection therewith), but excluding any amounts to be taken into account in the calculation of the Company’s Closing Indebtedness or the Final Working Capital (collectively, “Damages”) that such Indemnified Acquiror Party may, directly or indirectly, sustain, suffer or incur and that result from or arise out of:
               (i) any breach or inaccuracy of any representation or warranty of the Seller Parties in the Transaction Documents;
               (ii) any breach or nonfulfillment of any covenant or agreement of the Seller Parties set forth in any Transaction Document; or
               (iii) except to the extent included in the calculation of Final Working Capital or already paid by the Seller Parties to Acquiror pursuant to Section 8.5:
                    (1) any Tax imposed on or relating to any Acquired Company with respect to any Pre-Closing Period;
                    (2) any Tax attributable to any group of corporations of which any Acquired Company (or any predecessor) is or was a member pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign Law);
                    (3) any Tax attributable to the obligation of an Acquired Company to pay the Taxes of another Person as a transferee or successor, by contract, or otherwise;
                    (4) any Tax arising directly or indirectly from a breach or inaccuracy of a representation or warranty set forth in Section 4.9 or breach of any covenant by the Members or the Member Representative pursuant to Section 8.5, or any Taxes associated with all amounts required to be paid to the Seller Parties or other Persons pursuant to this Agreement;

                    (5) any claims against Acquiror or any Acquired Company or their Affiliates by a Seller Party or their owners or Affiliates as a result of the Tax treatment of any amounts required to be paid to the Seller Parties or other Persons pursuant to this Agreement; and
                    (6) any loss of any Tax deduction or any Damages that result from the payment or series of payments by any Acquired Company, Acquiror or any Affiliate to any Person of an “excess parachute payment” with the meaning of Section 280G of the Code as a result of the consummation of the Transactions.
               (iv) any Company Expenses to the extent not paid at or prior to Closing; and
          (b) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.1, but only in connection with a claim for which any Indemnified Acquiror Party is entitled to indemnification.
     10.2 By Acquiror. From and after the Closing Date, to the extent provided in this ARTICLE 10, Acquiror shall indemnify the Members, their heirs, successors and assigns (each, an “Indemnified Seller Party”) and hold each Indemnified Seller Party harmless from and against:
          (a) any Damages that such Indemnified Seller Party may, directly or indirectly, sustain, suffer or incur and that result from or arise out of:
               (i) any breach or inaccuracy of any representation or warranty of Acquiror in the Transaction Documents; and
               (ii) any breach or nonfulfillment of any covenant or agreement of Acquiror set forth in any Transaction Document; and
          (b) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.2, but only in connection with a claim for which any Indemnified Seller Party is entitled to indemnification.
     10.3 Procedure for Claims.
          (a) Notwithstanding anything to the contrary herein, no Indemnified Acquiror Party or Indemnified Seller Party (each, an “Indemnified Party”) shall be entitled to indemnification under this Article 10 (or to exercise its set-off rights, as applicable, pursuant to Section 10.7) unless it has delivered written notice (a “Claim Notice”) to Acquiror (in the event that indemnification is sought from Acquiror) or the Member Representative (in the event that indemnification is sought from the Members), as the case may be (such party from whom indemnification is sought, an “Indemnitor”), prior to the expiration of the applicable survival period, if any, set forth in Section 10.6, setting forth (i) the subsection of Article 10 such claim is based upon and, if based upon an alleged breach of representation and warranty, the specific representation and warranty alleged to have been breached, and, if based upon an alleged breach of covenant, the specific covenant or agreement alleged to have been breached; (ii) a detailed description of the facts and circumstances giving rise to the indemnification obligation; (iii) the aggregate dollar amount of the Damages that have been incurred by such Parent Indemnitee or if unknown a good faith estimate of such Damages (the aggregate amount of such estimate being referred to as the “Claimed Amount” ); and (iv) in the event of a Third Party Claim, a copy of such Third Party Claim (if available) and a description of the basis for such Third Party Claim. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate in good faith the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an “Unliquidated Claim”). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the “Liquidated Claim Notice”) within sixty (60) days after the matter giving rise to the claim becomes finally resolved and the amount of identifiable Damages can be determined, and the Liquidated Claim Notice shall specify the amount of the claim.
          (b) Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a “Claim Response”) within twenty (20) days (the “Response Period”) after the later of (i) the date that the Claim Notice is given, and (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If the Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If the Indemnitor elects not to dispute all or any portion of a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the undisputed amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor. If the Indemnitor provides its Claim Response within the Response Period, the Indemnified Party and the Indemnitor Party shall then negotiate resolution of any claims that the Indemnitor did not deem to have conceded in its Claim Response for a period of thirty (30) days after such Claim Response is provided. If the Indemnitor and the Indemnified Party are unable to resolve any such disputed claim(s) within such time period, the Indemnified Party may thereafter pursue any legal remedies available to the Indemnified Party against the Indemnitor with respect to the unresolved claim(s) in accordance with this ARTICLE 10.
          (c) If an Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within five (5) Business Days after the last day of the Response Period the amount to which such Indemnified Party shall be entitled. If the Indemnified Party shall be an Indemnified Acquiror Party, it shall first seek payment of the Damages to which it is entitled under this ARTICLE 10 from the Indemnity Escrow Funds. In the event that (i) the Indemnified Party shall be an Indemnified Acquiror Party, (ii) the Indemnitor’s obligation to indemnify such Indemnified Party arises out of an Exempt Claim, (iii) the Indemnified Party shall have exhausted any available Indemnity Escrow Funds in respect of the Damages arising out of such Exempt Claim (Damages that are not satisfied after exhaustion of the Indemnity Escrow Funds are referred to as “Excess Damages”), then the Indemnified Acquiror Party may seek payment of such Excess Damages by [***]. If there shall be a dispute as to the amount or manner of indemnification under this ARTICLE 10, the Indemnified Party may pursue whatever legal remedies may be available to enforce its indemnification rights under this Agreement. If any Indemnitor fails to pay all or part of any indemnification obligation when such obligations are due either pursuant to the terms of Section 10.3(a) or pursuant to a final, non-appealable judgment of a court of competent jurisdiction, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate, and the Prime Rate in effect on the first Business Day of each calendar quarter shall apply to the amount of the unpaid obligation during such calendar quarter.

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          (d) If the Indemnified Party is an Indemnified Acquiror Party and, pursuant to Section 10.3(c), such Indemnified Acquiror Party is entitled under this ARTICLE 10 to receive funds from the Indemnity Escrow Funds, then, within five (5) Business Days from the date on which such Indemnified Acquiror Party became entitled to such funds, Acquiror and the Member Representative shall provide joint written instructions to the Escrow Agent as to (i) the amount of funds, if any, to be disbursed from the Indemnity Escrow Funds and (ii) instructions as to the manner in which such funds shall be disbursed by the Escrow Agent.
          (e) Notwithstanding any other provision of this ARTICLE 10, an Indemnified Acquiror Party shall be entitled to indemnification with respect to [***] only when the aggregate of all Damages to such Indemnified Party exceeds $[***] (the “Threshold Amount”) and then such Indemnified Party shall be entitled to indemnification for all of its Damages [***], including the Damages counted in achieving the Threshold Amount. After the Closing, the aggregate liability of all of the Members under this Agreement shall not exceed [***] (the “Cap”), except as contemplated below. Notwithstanding the foregoing, neither the Threshold Amount nor the Cap shall apply to any obligation to indemnify any Indemnified Acquiror Party, and nothing herein shall be deemed to limit or restrict in any manner any rights or remedies that an Indemnified Acquiror Party has or might have, at Law, in equity or otherwise (i) under Section 10.1(a)(i) for an inaccuracy or breach of a representation or warranty set forth in the Allocation Certificate, Section 4.2 (Capitalization), Section 4.4 (Authority and Enforceability), Section 5.1 (Organization, Standing; Authority and Binding Effect) and Section 5.3 (Ownership of Interests), (ii) under Section 10.1(a)(iii), or (iii) based on fraud or any willful misrepresentation, willful breach of warranty or willful failure to fulfill any agreement or covenant (the “Exempt Claims”); provided, that, [***].
          (f) No information or knowledge acquired, or investigations conducted, by Acquiror or its representatives of the Company or otherwise shall in any way limit, or constitute a waiver of, or a defense to, any right of an Indemnified Acquiror Party to assert a claim for indemnification under this Agreement or the other Transaction Documents.
          (g) All materiality qualifications contained in the Company’s or the Members’ representations and warranties in the Transaction Documents, including the term “Material Adverse Effect” shall be taken into account under this ARTICLE 10 solely for purposes of determining whether a breach or violation has occurred for which an indemnity obligation exists. Without limiting the generality of the foregoing, with respect to any representation or warranty that is breached, all such qualifications shall be ignored and not given effect for purposes of determining the amount of any Damages resulting from any such breach or violation and for the purpose of determining whether the Threshold Amount has been exceeded.
          (h) [***].
     10.4 Survival Period. All of the representations and warranties made by parties in any Transaction Document shall survive until the Expiration Date, except that (a) the representations and warranties set forth in [***] shall survive until sixty (60) days following the expiration of the applicable statutes of limitation, and (b) the representations and warranties set forth in [***] shall survive indefinitely. Nothing herein shall be deemed to limit or restrict in any manner any rights or remedies that any party has, or might have, at Law, in equity or otherwise, against any other party hereto, based on fraud. Any claim for indemnification under this ARTICLE 10 shall be made by giving a Claim Notice under Section 10.3 prior to the expiration of the applicable survival period, if any, set forth in this Section 10.4. So long as an Indemnified Party gives a Claim Notice for an Unliquidated Claim prior to the

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expiration of the applicable survival period, if any, set forth in this Section 10.4, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent only that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.
     10.5 Third Party Claims. An Indemnified Party that desires to seek indemnification under any part of this ARTICLE 10 with respect to any actions, suits or other administrative or judicial proceedings that may be instituted by a third party (each, an “Third Party Claim”) shall give the Indemnitor written notice as promptly as reasonably practicable of a third party’s institution of such Third Party Claim. After such notice, such Indemnitor, only if so requested by such Indemnified Party, shall assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party at the Indemnitor’s expense; provided, however, that such Indemnitor shall have the right to participate at its own expense in the defense of such Third Party Claim if not required to assume and such Indemnified Party shall have the right to participate at its own expense in the defense of a Third Party Claim assumed by the Indemnitor under the preceding clause; and provided, further, that the Person controlling the defense of such Third Party Claim shall not settle or compromise any action or consent to the entry of any judgment, except with the prior written consent of the Indemnified Party or Indemnitor (as applicable) (which consent shall not be unreasonably withheld, conditioned or delayed). Any failure to give prompt notice under this Section 10.5 shall not bar an Indemnified Party’s right to claim indemnification under this ARTICLE 10, except to the extent that an Indemnitor shall have been materially harmed by such failure. If the Indemnitor assumes the defense of any Action in accordance with Section 10.5, it shall thereafter promptly inform the Indemnified Party of all material developments.
     10.6 No Contribution/Indemnification. No Member will seek, nor will they be entitled to, contribution from, or indemnification by, any Acquired Company under its applicable Charter Documents, this Agreement, applicable corporate Laws or other Laws or otherwise, in respect of amounts due from the Members to an Indemnified Acquiror Party under this ARTICLE 10, and the Members will hold the Company and the Indemnified Acquiror Parties harmless in respect of all such amounts and shall not seek to join the Company in connection with any suit arising under this Agreement. No Member shall make any claim against any directors and officers insurance policy maintained or to be maintained by the Company in respect of amounts due by the Members to an Indemnified Acquiror Party under this ARTICLE 10, if the carrier of such insurance policy would have any right of subrogation against the Company in respect of such claim, and shall indemnify and hold harmless the Indemnified Acquiror Parties from any such action.
     10.7 Right of Offset. Subject to the limitations contained in this ARTICLE 10 ([***]), in the event that an Indemnified Acquiror Party is seeking indemnification for an Exempt Claim pursuant to this ARTICLE 10 and the Indemnity Escrow Funds have been fully released, or are subject to claims for Damages in the excess of the Indemnity Escrow Funds then being held in escrow by the Escrow Agent, then Acquiror shall be entitled to withhold the amount of any Damages sought for such Exempt Claim from any amounts due from Acquiror to the Members (or any of them), including any Milestone Payments, to the extent any such amounts are then, or may in the future, become payable.
     10.8 [***].

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ARTICLE 11
MISCELLANEOUS
     11.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as the date of actual personal delivery; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
     If to Acquiror, to:
Valeant Pharmaceuticals International
One Enterprise
Alisa Viejo, CA 92656
Attn: General Counsel
Facsimile: (949) 461-6609
Telephone: (949) 461-6000
     With a required copy to:
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attn: Richard B. Aldridge
Facsimile: (215) 963-5001
Telephone: (215) 963-4829
     If to the Company or any Member before Closing, to:
Princeton Pharma Holdings, LLC
c/o Aton Pharma, Inc.
3150 Brunswick Pike, Suite 230
Lawrenceville, New Jersey 08648
Attn: Michael Wells
Telephone: (609) 671-9010
Facsimile: (609) 671-9046

     If to the Member Representative after Closing, to:
Cerberus Princeton LLC
c/o Cerberus Capital Management L.P.
299 Park Avenue
New York, New York 10171
Attn: Mark Neporent, Esq.
           Senior Managing Director, Chief Operating Officer & General Counsel
Fax: (212) 891-1540
and
Cerberus Operation and Advisory Company, LLC
299 Park Avenue
New York, New York 10171
Attn: Lisa Gray, Esq.
           General Counsel
Fax: (646) 885-3673
     With a required copy (in the case of notices to the Company, any Member or the Member Representative) to:
Lowenstein Sandler PC
65 Livingston Ave.
Roseland, NJ 07068
Attention: Robert G. Minion
                   Ethan A. Skerry
Facsimile No.: (973) 597-2400
Telephone: (973) 597-2500
or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party. If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
     11.2 Amendments and Waivers.
          (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Acquiror and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, any amendment to Section 11.13 that adversely affects the rights of the Member Representative in his or her capacity as such shall require the prior written consent of the Member Representative.
          (b) No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
          (c) To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.
     11.3 Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties; provided, that Acquiror may assign any of its rights and obligations under this Agreement to any Affiliate of Acquiror, so long as Acquiror shall remain liable for its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.
     11.4 Governing Law; Venue. This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Except as otherwise provided in Section 2.5 or in the Escrow Agreement, any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced only in any state or federal court located in the State of Delaware. Each party to this Agreement: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in State of Delaware; (ii) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such legal proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
     11.5 Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.
     11.6 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except that: (a) in the case of ARTICLE 10 hereof, the Acquiror Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names; and in the case of Section 8.9, the D&O Indemnified Parties and their respective heirs, executors, administrators, legal representatives, successors and assigns are intended third party beneficiaries of such section and shall have the right to enforce such section in their own name.
     11.7 Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the Transactions. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, other than the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

     11.8 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
     11.9 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     11.10 Specific Performance. Acquiror, the Company and each Member agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.
     11.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF A PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
     11.12 Disclosure Schedule. The Seller Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in ARTICLE 4. Each exception to a representation and warranty set forth in the Seller Disclosure Schedule shall be deemed to qualify the specific representation and warranty which is referenced in the applicable paragraph of the Seller Disclosure Schedule and any other representation or warranty to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other representation or warranty.
     11.13 Member Representative.
          (a) Each Member hereby irrevocably nominates, constitutes and appoints Cerberus Princeton LLC as the agent and true and lawful attorney in fact of the such Member (the “Member Representative”), with full power of substitution, to act in the name, place and stead of the Members for purposes of executing any documents and taking any actions that the Member Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in all matters relating to or arising out of this Agreement, including in connection with any claim for indemnification, compensation or reimbursement under ARTICLE 10 or under the Escrow Agreement or with respect to Milestone Payments. Cerberus Princeton LLC hereby accepts its appointment as the Member Representative. Cerberus Princeton LLC shall have all the rights, responsibilities, powers and privileges of the Member Representative set forth in this Agreement in all matters relating to or arising out of this Agreement, including in connection with any claim for indemnification, compensation or reimbursement under ARTICLE 10 or under the Escrow Agreement or with respect to Milestone Payments.
          (b) The Members grant to the Member Representative full authority to execute, deliver, acknowledge, certify and file with respect to the Indemnity Escrow Fund, Milestone Payments, or otherwise on behalf of the Members (in the name of any or all of the Members or otherwise) any and all documents that the Member Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Member Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by this Agreement, the Escrow Agreement and any other contract or document executed in connection with the transactions hereby other than with respect to the amount delivered at the Closing and out of the

Indemnity Escrow Fund. Notwithstanding anything to the contrary contained in this Agreement, the Escrow Agreement or in any other contract executed in connection with the transactions contemplated hereby, each Indemnified Acquiror Party shall be entitled to deal exclusively with the Member Representative on all matters relating to Milestone Payments, ARTICLE 10 and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed with respect to the Indemnity Escrow Fund, or on behalf of any Member by the Member Representative, and on any other action taken or purported to be taken with respect to the Indemnity Escrow Fund or otherwise on behalf of any Member by the Member Representative, as fully binding upon such Member.
          (c) The power of attorney granted in Section 11.13(b): (i) is an agency coupled with an interest and is irrevocable; (ii) may be delegated by the Member Representative; and (iii) shall survive the dissolution, death, incapacity of or other similar event affecting, each of the Members.
          (d) In dealing with this Agreement and in exercising or failing to exercise all or any of the powers conferred upon the Member Representative under this Agreement, the Escrow Agreement and any other contract executed in connection with the transactions contemplated hereby, (i) the Member Representative shall not assume any, and shall incur no, responsibility to the Indemnity Escrow Fund or any Member by reason of any error in judgment or other act or failure to act in connection with this Agreement, except for any act or failure to act which represents gross negligence, willful misconduct or bad faith, and (ii) the Member Representative shall be entitled to rely on the advice of counsel, accountants or other independent experts or advisors experienced in the matter at issue, and any error in judgment or other act or failure to act on the part of the Member Representative pursuant to such advice shall not subject the Member Representative to liability to the Indemnity Escrow Fund or any Member. The Members shall jointly and severally indemnify the Member Representative and hold it harmless for, against and from any loss, liability or expense (including attorneys fees reasonably incurred or suffered as a result of the performance of its duties under this Agreement) incurred without gross negligence, willful misconduct or bad faith on its part and arising out of or in connection with the acceptance, exercise or administration of its duties hereunder.
          (e) If the Member Representative shall resign or become unable to fulfill its responsibilities as the Member Representative or the agent of the Members, then the Members shall, within ten days after such death or disability, appoint a successor as the Member Representative and agent for the Members and, promptly thereafter, shall notify Acquiror of the identity of such successor. Any such successor shall become the “Member Representative” for purposes of this Agreement.
          (f) All expenses incurred by the Member Representative in connection with the performance of its duties as Member Representative shall be borne and paid exclusively by the Members. All of the indemnities, immunities and powers granted to the Member Representative under this Agreement shall survive the termination of this Agreement.
          (g) In connection with the distribution of any funds hereunder, the Member Representative shall ensure that (i) any such funds distributed to the Member Representative for distribution to the Members are promptly further distributed to the Members in accordance with the Charter Documents of the Company as they exist on the date hereof, and (ii) any such funds distributed to PM LLC are promptly further distributed to the members of PM LLC in accordance with such members’ respective ownership interests therein.
     11.14 General Release. In consideration of the Purchase Price to be received thereby, each Member (each, a “Releasor”), hereby forever fully and irrevocably releases and discharges the Acquired Companies, and each of their respective directors, officers and employees (collectively, the “Released

Parties”) from any and all Damages of any kind whatsoever and causes of action of every kind and nature (including claims for Damages) which the Releasors can, shall or may have against the Released Parties related to or arising from any relationship any Releasor currently has or may have had with any of the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated and that now exist or may hereafter accrue based on matters now unknown as well as known from the beginning of the world to the time of the Closing (collectively, the “Released Claims”); provided, however, that the Members do not release the Acquiror from, and the Released Claims shall not be deemed to include, any of the Acquiror’s obligations arising under this Agreement or any obligation of the Acquired Companies to indemnify any Person under its Charter Documents (subject to Section 10.6). The Releasors hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim. This release shall be effective only upon the Closing.
     11.15 Interpretation.
          (a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
          (b) The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.
          (d) The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.
          (e) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.
          (f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.
          (g) The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.
          (h) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.
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     IN WITNESS WHEREOF, this Membership Interest Purchase Agreement has been executed by the parties hereto as of the day and year first written above.

VALEANT PHARMACEUTICALS INTERNATIONAL

By:	/s/ J. Michael Pearson
	Name:	J. Michael Pearson
	Title:	Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]

PRINCETON PHARMA HOLDINGS LLC

By:	/s/ Michael Wells
	Name:	Michael Wells
	Title:	CEO

[Signature Page to Membership Interest Purchase Agreement]

CERBERUS PRINCETON LLC By: Cerberus Partners, L.P., its Managing Member By: Cerberus Associates, L.L.C., its General Partner

By:	/s/ Mark Neporent
Name:
Title:

[Signature Page to Membership Interest Purchase Agreement]

CERBERUS INTERNATIONAL, LTD. By: Partridge Hills Overseas Management LLC, its Investment Manager

By:	/s/ Mark Neporent
Name:
Title:

[Signature Page to Membership Interest Purchase Agreement]

AHAB PARTNERS, L.P. By: Pequod, LLC, its General Partner

By:	/s/ Jonathan Gallen
Name:
Title:

[Signature Page to Membership Interest Purchase Agreement]

AHAB INTERNATIONAL, LTD. By: Ahab Capital Management, Inc., its Investment Advisor

By:	/s/ Jonathan Gallen
Name:
Title:

[Signature Page to Membership Interest Purchase Agreement]

SMC RESERVE FUND II, LP By: Spring Mountain Capital G.P., LLC, its General Partner

By:	/s/ John L. Steffens
Name:
Title:

[Signature Page to Membership Interest Purchase Agreement]

SMC SELECT CO-INVESTMENT FUND I, LP By: SMC Select Co-Investment I GP, LLC, its General Partner By: Spring Mountain Capital G.P., LLC, its Sole Member

By:	/s/ John L. Steffens
Name:
Title:

[Signature Page to Membership Interest Purchase Agreement]

SMC RESERVE FUND II OFFSHORE, LP By: Spring Mountain Capital G.P., LLC, its General Partner

By:	/s/ John L. Steffens
Name:
Title:

[Signature Page to Membership Interest Purchase Agreement]

PRINCETON MANAGEMENT, LLC By: Princeton Class A/C Member, LLC, its managing member

By:	/s/ Michael Wells
	Name:	Michael Wells
	Title:	CEO

[Signature Page to Membership Interest Purchase Agreement]